EXHIBIT 10.4
FOIA CONFIDENTIAL TREATMENT REQUESTED
STRATEGIC ALLIANCE AGREEMENT
Between
Sirna Therapeutics, Inc.
&
Glaxo Group Limited and SmithKline Beecham
Corporation, d/b/a/Glaxosmithkline
Effective
March 31, 2006

Execution Version
Strategic Alliance Agreement
This Agreement is entered into on March 31, 2006 (the “Effective Date”) between
Smithkline Beecham Corporation, d/b/a GlaxoSmithKline, a Pennsylvania corporation having its principal place of business at One Franklin Plaza, 200 North 16th Street, Philadelphia, PA 19102, United States, and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (collectively, “GSK”); and
Sirna Therapeutics, Inc., a Delaware Corporation, having a place of business at 185 Berry Street, Suite 6504, San Francisco, CA 94107 (“Sirna”) (collectively, the “Parties”).
Whereas: Sirna has certain expertise and experience in the research, discovery, and development of certain pharmaceuticals known as siRNAs, which have potential as therapeutics for the treatment of diseases and conditions in humans;
Whereas: GSK has certain expertise in the discovery, research, development and commercialization of pharmaceuticals as therapeutic products for the treatment of diseases and conditions in humans;
Whereas: the Parties now desire to enter into a strategic collaboration and licensing arrangement to form an alliance for the research, development and commercialization of siRNA therapeutics in the Respiratory Field, as described herein;
Whereas: Under the alliance to be formed, Sirna will discover and research and perform pre-development studies on siRNA compounds pursuant to a research collaboration as described herein, and GSK will have exclusive worldwide rights to further develop and commercialize such compounds as products worldwide in the Respiratory Field; and
Whereas: Contemporaneously with the execution of this Agreement, the Parties have executed: a Stock Purchase Agreement (the “Stock Purchase Agreement”).
Now, Therefore, intending to be legally bound, the Parties hereby agree as follows.
1. Definitions
1.1 “Affiliate” means any entity that controls, is controlled by, or is under common control with a Party. An entity “controls” another if it owns more than fifty percent (50%) of the outstanding voting securities of a corporation or entity or has a comparable equity interest in any other type of entity, or has the power by contract or otherwise to direct the management and the policies of a corporation or entity.
1.2 “Allergan Agreement” means a Strategic Alliance Agreement entered into between Sirna and Allergan, Inc., in September 2005, including without limitation any amendments or addendums thereto, to exclusively pursue RNAi-based therapeutics in the Ocular Field.

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1.3 “Alliance Manager” has the meaning set forth in Section 2.3(c).
1.4 “Backup Compound” means a [***]* that the JSC has selected as a backup candidate for Development.
1.5 “Candidate Selection” means [***]* activities on a particular [***]*. For the avoidance of doubt, the Candidate Selection milestone event hereunder will be deemed achieved if [***]* activities, such as [***]* studies, are initiated by GSK.
1.6 “Cocktail siRNA Compound” means a composition of matter comprising two or more siRNAs as active ingredients, which composition: (a) is specifically designed against one or more Collaboration Targets and (b) was known as of the Effective Date or is discovered pursuant to the Research Collaboration under this Agreement subsequent to the Effective Date, to be active against such Collaboration Targets in the Respiratory Field.
1.7 “Collaboration Compound” means a Compound, a Cocktail siRNA Compound and/or a Multi-Functional siRNA Compound.
1.8 “Collaboration Target” means a Target which is [***]* target within the Respiratory Field designated by GSK for collaboration under this Agreement in accordance with [***]* hereof and the applicable Program of Work as described in the applicable Schedule under the Research Plan. The Collaboration Targets include all Sirna Targets, all Public Domain Targets and all GSK Targets selected and designated by GSK for inclusion under the Research Plan.
1.9 “Combination Target Compound” means a Target Compound which is either a Cocktail siRNA Compound or a Multi-Functional siRNA Compound that targets (a) at least one [***]* and at least one [***]*, or (b) at least one [***]* and at least one [***]*.
1.10 “Compound” means a composition of matter comprising a single siRNA as an active ingredient, which composition (a) is or was specifically designed against one or more Collaboration Targets and (b) was known as of the Effective Date or is discovered pursuant to the Research Collaboration under this Agreement subsequent to the Effective Date, to be active against such Collaboration Targets in the Respiratory Field.
1.11 “Confidential Information” means all proprietary information disclosed by one Party to another and as further set forth in Section 5.6(e) and Article 10 hereof.
1.12 “Controlled” or “Controls” means, with respect to any material, data, information, know-how, patent or other intellectual property right, that a Party owns, co-owns, or has a license to such material, data, information, or intellectual property right and has the ability to grant a license, or a sublicense to such material, data, information, or intellectual property right to the other Party under this Agreement and its Affiliates and sublicensees for use or application in the Field without violating an agreement with, or infringing any rights of, a Third Party.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.13 “Cost of Goods” or “COGS” means the cost of resources required to manufacture Collaboration Compound in accordance with this Agreement and/or the terms and conditions of a separate manufacturing and supply agreement to be entered into by the Parties as contemplated by Section 8.2 hereof, calculated in accordance with Sirna’s accounting methods consistently applied, which methodology will be calculated in compliance with U.S. generally accepted accounting principles (GAAP). Cost would include materials, components, [***]* for the manufacture of bulk drug and Compounds. For the avoidance of doubt, Sirna should [***]*.
1.14 A patent “Covers” a composition or method if the patent has not expired and if the composition or method would infringe, but for this Agreement, at least one Valid Claim of the patent and a court or other authority of competent jurisdiction has not held the claim to be invalid or unenforceable. A patent application “Covers” a composition or method if the composition or method would infringe a claim of the application were a patent to issue thereon which recites the claim.
1.15 “Development Plan” means a plan [***]* for the development of a Lead Compound [***]*.
1.16 “Development” means the activities to be conducted [***]*, with the objective of developing and commercializing a [***]* Licensed Product for use and sale in the Respiratory Field [***]*.
1.17 “Drug” means a composition intended for use in the cure, mitigation, treatment, or prevention of disease.
1.18 “Drug Delivery Device” or “DDD” means a mechanical device or apparatus for delivering Target Compound or Licensed Product to a person, which Drug Delivery Device, in the absence of a Drug would have no therapeutic utility and is not ingested.
1.19 “Drug Formulation System” or “DFS” means a substrate, encapsulant or combination of excipients intended to deliver a Target Compound or Licensed Product to a Drug’s site of action in a person, which Drug Formulation System, in the absence of a Drug, would have no therapeutic utility.
1.20 “FDA” means the U.S. Food and Drug Administration, or any Regulatory Authority that is the successor thereto.
1.21 [***]*
1.22 “First Commercial Sale” means in any country, the first sale of a Licensed Product after required Marketing Approvals have been granted by the Regulatory Authority of that country.
1.23 “FTE” means one full time-equivalent research and/or development employee, with qualifications in the relevant field, defined as [***]* scientific hours of effort per year. The FTE

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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rate will be [***]* to be adjusted upward at a rate of [***]* per year every year on the anniversary of the Effective Date.
1.24 “GSK Drug Delivery Device” or “GSK DDD” means a Drug Delivery System Controlled by GSK independent of Sirna.
1.25 “GSK Drug Formulation System” or “GSK DFS” means a Drug Formulation System Controlled by GSK independent of Sirna.
1.26 “GSK Know-How” means all scientific and technical information, [***]* the assays used to carry out research relating to any of the [***]*, so far as such information is solely developed and Controlled by GSK or its Affiliates and GSK is not prevented by a contractual obligation existing as of the Effective Date from licensing or disclosing such information to Sirna.
1.27 “GSK Patents” means any patent or patent application or allowed claim of a patent application existing as of the Effective Date or arising during and pursuant to the Research Collaboration, which is developed and Controlled by GSK or its Affiliates, that pertains specifically to any Collaboration Target or to any Collaboration Compound, Backup Compounds, or any Lead Compound or Licensed Product, or any GSK DDD or GSK DFS pertaining specifically to any of the foregoing, wherein the practice of subject matter recited in a claim therein is necessary or useful for GSK or Sirna to carry out its activities under this Agreement, and any continuations, continuations-in-part, reissues, reexaminations, or divisionals thereof, and any extensions of term or supplemental protection certificates directed thereto, and all foreign and P.C.T. equivalents and counterparts thereof.
1.28 “GSK Target” means a Target [***]* within the Respiratory Field, [***]* under this Agreement [***]*.
1.29 “GSK Target Compounds” means [***]* from among the [***]* against a given GSK Target [***]* under this Agreement for [***]* identification and progression under Program of Work. In the event that [***]* as set forth under Section [***]*) for inclusion within the GSK Target Compounds, from the relevant [***]* for such GSK Target. For the avoidance of doubt, GSK Target Compounds shall consist of a [***]* against a Collaboration Target at any given time.
1.30 “Investigational New Drug” or “IND” means the application filed with the FDA to obtain authorization from the FDA to administer an investigational drug or biological product to humans in clinical trials.
1.31 “Joint Know-How” means all scientific and technical information, [***]* the assays used to carry out research relating to any of the [***]*, which is developed jointly by the Parties during and pursuant to the Research Collaboration hereunder.
1.32 “Joint Patent” means any patent or patent application or allowed claim of a patent application arising during and pursuant to the Research Collaboration and which, as the result of joint inventorship between the Parties on the subject matter of at least one claim therein, is

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Controlled jointly by GSK and Sirna, and any continuations, continuations-in-part, reissues, reexaminations, or divisionals thereof, and any extensions of term or supplemental protection certificates directed thereto, and all foreign and P.C.T. equivalents and counterparts thereof.
1.33 “JSC” means the “Joint Steering Committee” as described in Section 2.3(a).
1.34 “Launch” means in the given country or territory, the point at which [***]*.
1.35 “Lead” means a Collaboration Compound [***]*, based on cell culture experiments, as being active against one or more Collaboration Targets under a Program pursuant to the Research Plan and [***]* for identification of the Lead Compound under the Program [***]*.
1.36 “Lead Compound” means a [***]*, with respect to a particular Collaboration Target [***]* for Development by the JSC. Lead Compound shall [***]*.
1.37 “Lead Compound Criteria” means that set of criteria set forth in [***]* as of the Effective Date, as attached hereto and hereby incorporated by reference, and as may be further specified by a Program of Work under the Research Plan, for the purpose of determining the achievement of a Lead Compound with respect to a particular Collaboration Target.
1.38 “Lead Criteria” means that set of criteria set forth in [***]* as of the Effective Date, as attached hereto and hereby incorporated by reference, and as may be further specified by a Program of Work under the Research Plan, for the purpose of determining the achievement of a Lead with respect to a particular Collaboration Target.
1.39 “Licensed Product” means a [***]* any product which incorporates a [***]*, being progressed for development and commercialization under this Agreement[***]*.
1.40 “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of a Licensed Product in a regulatory jurisdiction. “Marketing Approval” shall be deemed to occur upon first receipt of notice from a Regulatory Authority that a Licensed Product has been approved for commercial sale. [***]*.
1.41 “Multi-Functional siRNA Compound” means a composition of matter comprising a single double-stranded siRNA as active ingredient, wherein each strand of the siRNA targets a distinct sequence of a gene or genes (a single Multi-Functional siRNA may be designed to target two distinct genes or two regions of a single gene), which composition: (a) is specifically designed against one or more Collaboration Targets and (b) was known as of the Effective Date or is discovered pursuant to the Research Collaboration under this Agreement subsequent to the Effective Date, to be active against such Collaboration Targets in the Respiratory Field.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.42 “Net Sales” means, with respect to a given period of time, gross sales in such period, less the following deductions from such gross amounts which are actually incurred, allowed or paid, and specifically relate to Licensed Products:
a)	credits or allowances actually granted for damaged products, returns or rejections of product, price adjustments and billing errors;

b)	governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, to the extent allowed and taken;

c)	normal and customary trade, cash and quantity discounts, allowances and credits to the extent allowed or taken;

d)	transportation costs, including insurance, for outbound freight related to delivery of the product to the extent included in the gross amount invoiced and not subject to reimbursement;

e)	[***]*

f)	sales taxes, VAT taxes and other taxes directly linked to sales of Licensed Products to the extent included in the gross amount invoiced to the extent payable by GSK and not subject to reimbursement; and

g)	[***]*; and

h)	Sales between or among either Party and its Affiliates or Third Party Licensees will be excluded from the computation of such Party’s Net Sales, but the subsequent final sales to Third Parties by such Affiliates or Third Party Licensees will be included in the computation of Net Sales. No other costs, including without limitation the costs incurred in the manufacturing, selling, advertising and/or distribution of Licensed Products will be deducted in the computation of Net Sales.
If a Licensed Product is sold in the form of a combination containing i) a Licensed Product and ii) a Drug, Net Sales for such a combination product will be calculated by multiplying actual Net Sales of the combination product by the fraction A/(A+B), where “A” is the average list price of such Licensed Product in the combination when sold separately and “B” is the total list price of such other biologically active component in the combination when sold separately. If the Licensed Product and the other biologically active component are not sold separately, the percentage of the total cost of the combination product attributed to cost of the Licensed Product will be multiplied times the average list price of the combination product to arrive at Net Sales, or alternative method which has been mutually agreed by both Parties.
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.43 [***]*
1.44 “Ocular Field” means [***]*.
1.45 “Patent Costs” means the fees and expenses paid to outside legal counsel and other third parties, and investigation, filing, prosecution and maintenance expenses incurred by and on behalf of a Party in connection with the filing, prosecuting, enforcing and maintaining of a patent or application, as evidenced by supporting documentation.
1.46 “Phase IIa Clinical Trial” means a human clinical trial conducted in a targeted patient population for a particular indication and designed to indicate clinical efficacy and safety of a Drug, as well as to obtain an indication of the dosing regimen required, as more fully defined in 21 CFR 312.21(b).
1.47 “Program” or “Program of Work” means [***]*.
1.48 “Proof of Concept” or “PoC” means [***]*.
1.49 “Public Domain Target” means a Target [***]*.
1.50 “Public Domain Target Compounds” means [***]* from among the [***]* against a given Public Domain Target [***]* for Lead Compound identification and progression under a Program of Work. In the event that [***]* Public Domain Target Compounds as set forth under [***]* for inclusion within the Public Domain Target Compounds, from the [***]* resulting from the Program for such Public Domain Target. For the avoidance of doubt, Public Domain Target Compounds shall [***]*.
1.51 “Regulatory Authority” means an agency or regulatory body of any government in the Territory having the authority to regulate the sale, manufacture, marketing, testing and/or pricing of Drugs.
1.52 “Research Collaboration” means, the entire research effort as contemplated under this Agreement, under which Sirna and GSK will conduct their respective activities and carry out their respective obligations pursuant to the Research Plan, but excluding the Development of any Lead Compound (or Target Compound) into a Licensed Product by GSK or the development of any Lead Compound by Sirna under any scenario hereunder wherein Sirna acquires the right to progress the development of such Lead Compound.
1.53 “Research Plan” means, collectively [***]*. The foregoing described in [***]* shall collectively represent the activities to be conducted hereunder for the prosecution of Programs of Work directed against the Collaboration Targets.
1.54 “Research Team” has the meaning set forth in Section 2.3(b)(i).

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.55 “Research Team Leader” has the meaning set forth in Section 2.3(b)(i).
1.56 “Research Term” means [***]* commencing on the Effective Date, unless terminated earlier or extended by the mutual written agreement of the Parties in accordance with the provisions of this Agreement, during which GSK shall [***]*.
1.57 “Respiratory Field” means [***]*.
1.58 “RNAi” or “RNA interference” means, for the purposes of this Agreement, an endogenous biological process wherein siRNA introduced into a cell mediates the degradation of mRNA having sequence complementarity to the siRNA.
1.59 “RNAi Data” has the meaning set forth in Section 7.6.
1.60 “Scientifically and Commercially Reasonable and Diligent Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other research, development and commercialization programs or products or potential products having similar scientific characteristics, similar technical profile and complexities, similar commercial potential and challenges, and with similar development complexities and challenges, within the relevant product lines of GSK and its Affiliates, or Sirna and its Affiliates, as the case may be, respectively, for the Party responsible for conducting such activities. For the avoidance of doubt, this standard shall be applied with respect to the products and programs being progressed by that same Party whose diligence is in question.
1.61 “siRNA” means a synthetic oligonucleotide, such as a short interfering RNA, that mediates RNA interference. siRNA is generally a double stranded oligonucleotide having sequence complementarity to the Target RNA and mediates cleavage of the Target RNA via RNAi. siRNA may be unmodified double stranded RNA or modified double stranded oligonucleotide with one or more chemical modification or double stranded oligonucleotides in which every nucleotide is chemically modified.
1.62 “Sirna Committed Target” shall have the meaning set forth in Section 3.1(e).
1.63 “Sirna Know-How” means all scientific and technical information [***]* the assays and formulations used to carry out research relating to any of the [***]*, so far as such information is solely developed and Controlled by Sirna or its Affiliate(s) and Sirna is not prevented by a contractual obligation existing as of the Effective Date from licensing or disclosing such information to GSK .
1.64 “Sirna Patents” means a) the patents and patent applications Controlled by Sirna or its Affiliate(s) as listed in [***]*, which includes without limitation patents and patent applications licensed from a Third Party; and b) any patent application Controlled by Sirna or its Affiliate(s) that claims priority to any of the foregoing patents and applications; and c) any patent Controlled by Sirna or its Affiliate(s) that issues from any of the applications described in clauses a) or b) above; and d) any patent or patent application arising under the Research Collaboration and

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Controlled by Sirna or its Affiliate(s), that pertains to any Collaboration Target or to any Collaboration Compound, Lead, Backup Compounds, or any Lead Compound or Licensed Product or DFS and DDD, wherein the practice of subject matter recited in a claim therein is necessary or useful for GSK or Sirna to carry out its activities under this Agreement; and for any of subparts a) — d) above, any continuations, continuations-in-part, reissues, reexaminations, or divisionals thereof, and any extensions of term or supplemental protection certificates directed thereto, and all foreign and P.C.T. equivalents and counterparts thereof.
1.65 “Sirna Target” means a Target which is [***]* for which Sirna Controls a patent or a patent application or a foreign or P.C.T. equivalent or counterpart thereof, which includes a claim directed to siRNAs or use of siRNAs against such Target, regardless of whether such claim is existing as of the Effective Date, or thereafter during the Research Term; provided, that “Sirna Target” specifically excludes any Sirna Committed Target [***]*.
1.66 “Sirna Target Compounds” means [***]* under this Agreement for Lead Compound identification and progression under Program of Work. [***]*
1.67 “Stock Purchase Agreement” means that certain agreement entered into by and between the Parties on the same date as the Effective Date of this Agreement, and pertaining to the purchase by GSK of certain shares of the common stock of Sirna.
1.68 “Subsequent Year Collaboration Targets” means [***]*.
1.69 “Subsequent Year Sirna Targets” means [***]*.
1.70 “Target” means a protein or combination of proteins encoded by a single gene, the expression of which is (or may potentially be) disrupted by a siRNA, Multi-Functional siRNA Compound or Cocktail siRNA Compound.
1.71 “Target Compounds” means the GSK Target Compounds, the Sirna Target Compounds, the Combination Target Compounds, and/or the Public Domain Target Compounds.
1.72 [***]*
1.73 [***]*
1.74 “Term” shall mean the effective term of the Agreement, as defined in Section 6.1.
1.75 “Territory” means all of the countries and territories of the world.
1.76 “Third Party” means an entity or person other than GSK or one of its Affiliates or Sirna or one of its Affiliates.
1.77 “Third Party License Agreements” means those certain license agreements existing as of the Effective Date to which Sirna is a party as listed in Exhibit D, as appended hereto.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.78 “Third Party Licensee” means a third party, not an Affiliate, to which a Party licenses its rights to sell Licensed Products.
1.79 “Valid Claim” means a claim within [***]* that has not expired, lapsed, or been cancelled or abandoned, and that has not been donated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or was timely taken, including without limitation, through opposition, re-examination, reissue or disclaimer.
1.80 “Year One Collaboration Targets” means [***]*.
1.81 “Year One Public Domain Targets” means [***]*.
1.82 “Year One Sirna Targets” means [***]*.
2.	Scope and Management of the Research Collaboration
2.1 In General
During the Research Term, the Parties will conduct their respective research activities and obligations, as described in the Research Plan, in furtherance of the Research Collaboration hereunder. The parties will establish a Joint Steering Committee (JSC), as described below, which will determine the content of and approve and amend as necessary the Schedules for Programs for each Collaboration Target. The Research Collaboration will seek to generate Lead Compounds [***]* during the Research Term. In the event one or more Programs are initiated but not completed before the end of the Research Term, subject to Section 3.5 herein, Sirna shall continue all of such initiated Programs until it has completed all of its obligations under such Programs of Work as were approved by the JSC [***]* and the Research Term shall be extended until the date of completion by Sirna of the last of such initiated Programs.
The primary objective of the Research Collaboration is to generate siRNAs for topical delivery to the respiratory tract as Lead Compounds hereunder for use in the Respiratory Field. The [***]* objective of the Research Collaboration will be to generate Lead Compounds against Collaboration Targets which are validated respiratory Targets selected and designated by GSK, with the aim of progressing rapidly to preclinical and clinical development using either a Compound, Cocktail siRNA Compound or Multi-Functional siRNA Compound.
2.2 Responsibilities of the Parties
a)	In General. Each Party will use Scientifically and Commercially Reasonable and Diligent Efforts to carry out its respective activities and obligations as specified under the Research Plan and will keep the JSC informed on the progress of its activities under the Research Collaboration. GSK will use Scientifically and

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Commercially Reasonable and Diligent Efforts to conduct the Development of any Lead Compounds that are selected hereunder by GSK at its sole discretion, for progression and further development and potential commercialization primarily in the Respiratory Field [***]*.

b)	Sirna Responsibilities.
(i)	Sirna will commit such employees and resources to the collaboration as necessary to fulfill its obligations under the Research Collaboration, as specified in the Research Plan for all Programs hereunder.

(ii)	Sirna will be responsible for the identification, development, synthesis and optimization of siRNA-based new chemical entities with activity against each Collaboration Target in the Respiratory Field [***]*, as may be further specified by the JSC in the Program of Work for such Collaboration Target. This will include preparing specific plans, performing the work attributable to Sirna under the Research Plan and Programs of Work hereunder and for the Research Collaboration, and acting as project leader and requesting GSK support when needed for all Programs. In the event that GSK requests Sirna to assist in the identification, development, synthesis and optimization of siRNA-based new chemical entities with activity against any Collaboration Target outside of the Respiratory Field, and if Sirna desires to do so and has not previously made a conflicting commitment to a Third Party, GSK and Sirna may agree to establish an amendment to this Agreement or a new collaboration agreement with respect to such activities.

(iii)	Sirna will provide GSK with the Sirna Know-How and other relevant information necessary for GSK to conduct its activities under the Agreement, subject to any limitations or reservations in other agreements.

(iv)	Sirna will provide input and updates with respect to the Research Collaboration on at least a quarterly basis each year. In addition, Sirna will provide an updated development plan with respect to any Lead or other Collaboration Compound or Licensed Product for which Sirna obtains the right to conduct development hereunder pursuant to Section 3.5, as necessary (at a minimum once per year) to the JSC for informational purposes during the Research Term and to GSK thereafter during the Term.
c)	GSK Responsibilities.
(i)	GSK will commit such employees and resources as necessary to fulfill its obligations under this Agreement.

(ii)	GSK shall have the right and obligation to select (and the obligation to make the applicable milestone payments to Sirna) the Target Compounds, and

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Lead Compounds promptly after the JSC [***]* has decided that a Lead has met the Lead Criteria and a Target Compound has met the Lead Compound Criteria, respectively. GSK shall have the right [***]*.

(iii)	GSK will provide Sirna with relevant GSK Know-How, equipment (e.g., [***]*, as further set forth in the Research Plan) and other information (including without limitation all reasonably necessary technology transfer and assistance towards the establishment at Sirna [***]* as described in the Research Plan) Controlled by GSK as reasonably necessary for Sirna to conduct its activities under the Agreement, subject to any limitations or reservations or obligations upon GSK due to other agreements. GSK will provide input and updates with respect to the Programs under the Research Collaboration on at least a quarterly basis each year.

(iv)	GSK shall have sole responsibility and decision-making authority for all such matters pertaining to the Development of a Lead Compound (or other Target Compounds as may be applicable pursuant to Section 3.4 hereof) into a Licensed Product, in accordance with its Scientifically and Commercially Reasonable and Diligent Efforts and the applicable terms and conditions set forth herein.

(v)	GSK will provide an updated Development Plan and annual summary reports with updates with respect to the Development of any Lead Compound (or other Target Compounds) or Licensed Product as necessary (at a minimum once per year) to the JSC for informational purposes during the Research Term and to Sirna thereafter during the Term.
2.3 Management of the Collaboration.
a)	Joint Steering Committee.
(i)	Formation and Membership. The Parties will establish the JSC no later than thirty (30) days after the Effective Date. Each Party will nominate three (3) members to the JSC, at least one of which from each Party will have senior level decision-making authority within that Party. Each Party will be free to change its representative members at any time upon written notice to the other Party. The JSC shall remain in force for so long as the Research Term is in effect.

(ii)	Chairperson. The JSC will be chaired by a GSK representative during the first year of the Research Term. [***]* The chair will be responsible for overseeing meetings of the JSC and may have such other responsibilities as the JSC determines.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(iii)	Responsibilities. The JSC will be responsible for directing and overseeing the Research Collaboration during the Research Term. The responsibilities and authority of the JSC shall be as follows:
(1)	Establishing, determining the content of, reviewing, and approving each Program of Work for each Collaboration Target selected and designated by GSK for prosecution under the Research Collaboration, and reviewing and approving changes or further refinements to the same or to the Lead Criteria or Lead Compound Criteria for any Collaboration Target;

(2)	Monitoring all of the activities under the Research Collaboration. The JSC will monitor the progress of research activities under each Program of Work within the Research Plan and may at any time request reports describing it with as much specificity as the JSC may determine;

(3)	Declaration of when a relevant Collaboration Compound has become a Lead by achievement of the Lead Criteria for selection by GSK as a relevant Target Compound;

(4)	Declaration of when a Lead within the relevant Target Compounds has become a Lead Compound (or a Backup Compounds) by achievement of the Lead Compound Criteria; [***]*.

(5)	Identification, implementation and oversight of a strategy to generate Backup Compounds for each Collaboration Target;

(6)	Recommendation to GSK of Lead Compounds or Backup Compounds for progression by GSK, at GSK’s sole discretion, for Development by GSK hereunder;

(7)	Determination that a Collaboration Target is no longer suitable for further research and development under the collaboration under the relevant Program, subject to GSK’s rights under Section 6 regarding termination of a Program;

(8)	Facilitating transfer of information as provided by GSK with respect to any Licensed Products or Lead Compounds in Development, or development thereof by Sirna pursuant to Section 3.5;

(9)	Establish a process by which GSK can submit task orders to Sirna for FTE-based research in support of Development; and

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(10)	Establishment of an IP Subcommittee to develop, monitor and oversee a mutually-agreed strategy with respect to filing, prosecution and enforcement of all Sirna Patents, Sirna Know-How, GSK Patents, GSK Know-How, Joint Patents and Joint Know-How pertaining to any Collaboration Target, Lead, Target Compound, Lead Compound, Backup Compounds or Licensed Product, subject to GSK’s rights under Article 9 after Development has been initiated by GSK.
(iv)	Meetings. It is contemplated that the JSC will meet a minimum of four (4) times a year on an approximately quarterly basis at times mutually convenient to both Parties. Meetings will alternate between Sirna’s and GSK’s facilities, unless otherwise agreed by the Parties. The JSC may meet more or less often at such other times as agreed by the JSC, and such discussions may occur in person or by means of telephone or video conferences. Each Party will bear the travel, lodging and board expenses associated with attendance at JSC meetings by its JSC members, Research Team Leaders, Research Team members, as appropriate. A reasonable number of representatives of either Party who are not members of the JSC with relevant experience or expertise may also attend JSC meetings.

(v)	Minutes. On an alternating basis between the Parties (beginning with GSK), the Parties will assign a secretary who will be responsible for keeping accurate minutes of the applicable JSC meeting, including all decisions made and actions taken. Drafts of the minutes will be delivered to the other Party’s Alliance Manager within ten (10) business days after the meeting for distribution to that Party’s other JSC members. Each Party has the right to request amendments to the minutes within ten (10) business days after receiving them. The Party responsible for the minutes will revise the minutes in accordance with all requested amendments and will provide revised minutes to the other Party within ten (10) business days after receipt of any requested amendments. Minutes are effective when approved by both Parties.

(vi)	Decision Making. All decisions of the JSC will be made by consensus with representatives of each Party presenting a unified position on behalf of such Party. If the JSC is unable to reach a unanimous decision on an issue, it will submit the issue to the Chairman of R&D of GSK, and the Chief Executive Officer of Sirna (collectively, the “Executives”), who will confer and attempt in good faith during a period of thirty (30) days to resolve the dispute; should these Executives fail to agree, the decision of the GSK Executive will become the final and binding decision of the JSC on all such matters, provided, that no such decision may impose on Sirna any obligation or liability that is inconsistent with the expressly stated terms and provisions of this Agreement or of the Research Plan.

(vii)	Limitation of Powers. The JSC has only those powers that are specifically delegated to it herein, including the powers to amend by unanimous decision

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any Program attached to this Agreement as described in a Schedule to Exhibit A, but does not have the power to amend this Agreement or to amend Exhibit A, or to amend Exhibit B-1 or Exhibit B-2 (other than as Exhibit B-1 and/or Exhibit B-2 may be further defined by a Program).
b)	Research Team.
(i)	Research Team. The Parties will assign appropriate personnel to carry out their scientific obligations under this Agreement (collectively known as the “Research Team”) in accordance with the Research Plan. For each Research Team, GSK will assign one individual to be the research team leader (the “Research Team Leader”).

(ii)	Responsibilities. The Research Team will be responsible, with oversight and approval by the JSC, for
1) drafting a Program of Work for each Collaboration Target,
2) formulating and executing the specific details of the research in accordance with the deadlines and deliverables in the Research Plan,
3) drafting updates or modifications to the Research Plan at least annually,
4) providing for exchange of data and results and materials relating to the Program of Work, and
5) facilitating a smooth transition at designation of a Lead Compound for the Development phase.
(iii)	The representatives of each of the Research Teams may meet as deemed appropriate and necessary by the respective Research Team Leader to discuss the activities, under the Research Collaboration.
c)	Alliance Management.

Alliance Managers. Each Party will assign a person who will manage the relationship between the Parties to enable the achievement of the overall goals of the collaboration (the “Alliance Manager”). Among other responsibilities, the Alliance Manager will serve as a point of contact between the Parties and, with the Research Team, will have responsibility for facilitating a smooth transition at designation of a Lead Compound for the Development phase.
3.	Execution of The Research Plan

3.1	Selection of Collaboration Targets

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     (a) Each Collaboration Target will be a Sirna Target, Public Domain Target or a GSK Target [***]* for use under the Research Collaboration. GSK shall [***]* by providing written notice on a Target Selection Form (a sample form is attached hereto as Exhibit E), of the identity of each Collaboration Target to the JSC.
          (i) During the first year of the Research Collaboration, GSK shall [***]*.
          (ii) In each of the [***]*.
     (b) Prior to the Effective Date, and at any time thereafter during the Research Term, GSK shall [***]*.
     (c) Sirna will provide to GSK at GSK’s written request and at each meeting of the JSC, on an ongoing basis during the Research
Term [***]*.
     (d) In the event GSK requests that Sirna identify a Multi-Functional siRNA Compound, Combination Target Compound or a Cocktail siRNA Compound, then the Parties shall discuss [***]* by way of example but not a limitation, a Multi-Functional siRNA Compound or a Cocktail siRNA Compound targeting both [***]* and [***]* will constitute a compound against two (2) Collaboration Targets.
     (e) For the purposes of this Agreement, “Sirna Committed Target(s)” shall mean those Targets that, at the relevant time indicated under this Agreement, meet any one of the following criteria:
          [***]*
[***]*
     (a) On a Program by Program basis, GSK shall have an [***]*, exercisable at GSK’s sole discretion, to obtain an exclusive, fully sublicenseable license in the Territory to [***]* the Target Compounds resulting from each Program in the [***]* the Covenant of Exclusivity as described in Section 3.8(b) to apply [***]* the relevant Target Compounds to also include [***]* arising under a given Program for any Collaboration Target. With respect to any Collaboration Target that is a Sirna Committed Target, the rights obtained by GSK [***]* shall be determined in accordance with [***]*. [***]* GSK as described below [***]*, except that the requirements [***]* shall not apply to any GSK Targets, and the [***]* shall be deemed to be [***]* GSK for all GSK Targets [***]*.
     (b) [***]* GSK for any Collaboration Target to the extent that such rights and license are available for Sirna to grant to GSK at the time GSK seeks to exercise such option, by providing written notice to Sirna of its intent [***]*; provided, however, that GSK must provide such notice by the later of [***]* from the date that GSK first designated such Target as a Collaboration Target to the JSC, or [***]* from the date that Sirna first provides [***]* for progression against the relevant Collaboration Target. [***]* any Collaboration Target, GSK shall have the right to

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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pursue Development of the relevant Lead Compound (or other relevant Target Compounds) against such Collaboration Target into a Licensed Product [***]* the Respiratory Field.
For the avoidance of doubt, upon designating each of the [***]* in accordance with this paragraph, GSK will be deemed to have [***]* with respect to each of such [***]*, and no [***]*; provided however, with respect to [***]*, in the event that [***]* the Respiratory Field with respect to such [***]* Target Compound, then GSK shall have the obligation to [***]* applicable with respect to such Target in order to develop and progress such [***]* Target Compounds [***]* the Respiratory Field against any such [***]*.
          (i) For Target Compounds against [***]*, and subsequent to completion of [***]* activities for a Lead Compound in the Respiratory Field, GSK shall have the right to progress a [***]* such Target Compound against the same Collaboration Target(s) [***]*. At GSK’s request, Sirna agrees to grant GSK a limited nonexclusive, non-sublicensable, non-transferable research license solely to carry out [***]* such Collaboration Targets, certain formulation activities involving [***]* provided such formulation activities [***]* are carried out: (a) solely for the purpose of evaluating [***]* the feasibility of using such Target Compounds [***]*; and (b) after the completion of all activities associated with candidate selection of a Lead Compound milestone for each such Target Compound.
          (ii) On a Program-by-Program basis, with respect to any [***]* for a Lead Compound or other Target Compound [***]* against each of the [***]* the Lead Compounds to GSK against such Target(s) [***]* with respect to such Targets and Target Compounds, including exclusivity on such Targets and Target Compounds [***]*.
     (c) In the event that GSK notifies Sirna in writing of its desire to designate as Collaboration Targets [***]* for Sirna Targets which were Sirna Targets as of the Effective Date [***]* to include such Sirna Targets as Collaboration Targets [***]* (to the extent Sirna has such rights to grant to GSK), but in no event will the [***]* additional Sirna Target exceed [***]*. For clarity, it is understood by the Parties that the limit [***]* described in the previous sentence applies to the total consideration payable by GSK for [***]* the right to designate such [***]* Sirna Target [***]*. GSK may designate such [***]* Sirna Targets [***]* with respect to such [***]* Sirna Targets only during each of the [***]* of the Research Term provided the total number of Collaboration Targets in each such year shall not exceed [***]* Targets.
3.3. Prosecution of Collaboration Targets.
For each Collaboration Target, Sirna will be responsible to use Scientifically and Commercially Reasonable and Diligent Efforts with respect to the goal of identifying [***]* directed to the Collaboration Target, by using its Scientifically and Commercially Reasonable and Diligent Efforts to:
     a) generate [***]* Collaboration Compounds (including Multi-Functional siRNA Compounds and Cocktail siRNA Compounds as may be provided for in the applicable Program of Work) and/or Combination Target Compounds directed against the Collaboration Targets based

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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on cell culture screening in accordance with the Research Plan. Sirna will promptly notify the JSC upon the generation of Leads against a Collaboration Target(s). Sirna will perform all in vitro research as described in the Research Plan relating to the identification and evaluation of Leads, and will provide to GSK data, results, Target Compounds and assays sufficient to reproduce such research internally. All of the above efforts and activities shall be in accordance with a Program of Work for such Collaboration Target(s) to be established by the JSC, including specific criteria for potency, selectivity, efficacy in reducing expression of the selected Collaboration Target(s), etc.; and
     b) carry out the in vivo experiments attributed to Sirna as set forth under the Research Plan under this Agreement, and to optimize, in relevant animal model systems, the relevant Target Compounds with the goal of generating [***]*. Sirna will perform relevant in vivo research attributed to Sirna as described in the Research Plan relating to the identification and evaluation of the relevant Target Compounds, [***]*. All of the above efforts and activities shall be in accordance with a Program of Work for such Collaboration Target(s) to be established by the JSC, including specific criteria for biological activity, pharmacokinetics, lung tissue residency, etc.; and
     c) design, manufacture, and supply to GSK the relevant Lead Compound [***]*, in the quantities and having the characteristics specified by the Research Plan and Programs of Work and by [***]*; and
     d) design, manufacture, and supply to GSK the relevant Target Compound, in the quantities and having the characteristics and for the purposes specified by the Research Plan and Programs of Work; and
     e) prepare a Program of Work encompassing all of the goals detailed above for approval by the JSC for each Collaboration Target, detailing the activities to be conducted by each Party in order to generate Lead Compounds, which can subsequently be recommended to GSK for progression by GSK for Development [***]*.
3.4 [***]*
     (a) In the event Sirna considers that a given Target Compound [***]* has met [***]* the Lead Compound Criteria and should be deemed a Lead Compound [***]* Sirna will notify GSK in writing in the event Sirna considers that a Target Compound has met [***]* the Lead Compound Criteria and should be deemed a Lead Compound or a Backup Compounds, and GSK will promptly notify the JSC of any GSK Know-How or Joint Know-How generated by GSK from the evaluation of such Target Compounds against the relevant Collaboration Target.
     (b) If the [***]* that a Target Compound [***]* has met [***]* the Lead Compound Criteria, such Target Compound will be deemed to be a Lead Compound [***]*.
     (c) If the JSC [***]*, such Target Compound shall be deemed [***]* a Lead Compound for the purposes of this Agreement. If the JSC [***]* the relevant Target Compound as a Lead

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Compound in a case where [***]* the Lead Compound Criteria were met, then the Parties shall [***]*.
     (d) If the [***]* that a Target Compound [***]* against a given Collaboration Target [***]* the Lead Compound Criteria, the applicable Program against such Collaboration Target(s) shall [***]* follow one of the following scenarios:
          (i) The JSC may unanimously agree to direct the Research Team to prepare a [***]* Program of Work for the relevant Collaboration Target(s) to combine the efforts and expertise of both Parties [***]*. Any such [***]* Program of Work shall be submitted for review and approval by the JSC, and if approved, shall be conducted by Sirna or GSK on terms to be mutually agreed upon by the Parties.
          (A) [***]* Program of Work [***]* unanimously agreed by the JSC, GSK may decide, by notice to Sirna given within thirty (30) days of the JSC’s decision, to progress the relevant Target Compounds into Development in the Respiratory Field [***]* optimization of formulations of the Target Compounds. [***]* GSK shall be obligated to pay all the applicable milestones and royalties according to Sections 5.3 and 5.4 hereof, including without limitation payment of Lead Compound Criteria milestone.
          (B) [***]* Program of Work [***]* unanimously agreed by the JSC and GSK decides, by notice to Sirna given within [***]* of the JSC’s decision, to progress the relevant Target Compounds into Development in the Respiratory Field [***]* and significant [***]* efforts of the relevant Target Compounds are required and are carried out by GSK [***]* when the Candidate Selection milestone event is achieved, and such payment [***]* full to the amount due as set forth in [***]*. The Candidate Selection milestone event payment, [***]*, as the case may be, based on the selection of a Compound, or Multifunctional siRNA Compound or Combination Target Compound or Cocktail siRNA Compound, respectively. GSK will also continue to have the obligation to pay all the applicable subsequent milestones if achieved and the applicable royalties for such Target Compounds as set forth in Sections 5.3 and 5.4 hereof.
          [***]* to the research, development or commercialization of any Target Compounds or Licensed Products for that Collaboration Target and, unless GSK decides to progress the relevant Target Compounds further on its own [***]* and all rights that were expressly granted hereunder from Sirna to GSK with respect specifically to such discontinued Collaboration Target(s) and associated Target Compounds shall revert to Sirna without any further obligations to GSK.
     (e) In the event the JSC recommends any Lead Compound for Development by GSK for any Collaboration Target, [***]* initiate or progress the Development hereunder for any Lead Compound or other Target Compound. For the avoidance of doubt, the decision by GSK [***]* the Development of any particular Lead Compound or other Target Compound shall [***]* be deemed or construed in any circumstance under this Agreement [***]* decision by GSK is made in good faith [***]*.
3.5 Sirna’s Development Opportunity

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     (a) In the event that, [***]* GSK decides [***]* GSK shall promptly notify Sirna in writing of such decision, and Sirna shall [***]* request in writing a sublicense from GSK under GSK’s exclusive license to such compounds and such Collaboration Target to further develop and/or commercialize such compound. [***]*, the exclusive, worldwide, sublicenseable license rights to the Lead Compound, other Target Compounds or Backup Compounds and the relevant Collaboration Target(s), or, in the alternative, to permit Sirna to progress the Lead Compound, other Target Compounds or Backup Compounds to commercialization as a Licensed Product [***]*. Such [***]* at any time until [***]* is attained by Sirna for the [***]* relevant Lead Compound, other Target Compounds or Backup Compounds as set forth in [***]*.
     (b) In the event that Sirna wishes to acquire a sublicense [***]* GSK shall grant, at GSK’s sole discretion, such a license [***]* taking into account the other provisions of this Agreement and any other ongoing Programs or Development activities with respect to other Collaboration Targets, but not to be unreasonably refused, to permit Sirna to further progress [***]* as a sublicensee of GSK hereunder. It shall be at GSK’s sole discretion [***]* exclusive rights to commercialize [***]* at completion of [***]*, or will permit Sirna to [***]*. In the event that GSK [***]* the Lead Compound, other Target Compounds or Backup Compounds at [***]*, then GSK shall [***]* to Sirna the [***]*. In the event GSK declines or fails to [***]* such compounds, within [***]* of receiving such notification from Sirna, then GSK’s [***]* Lead Compound, other Target Compounds and/or Backup Compounds shall [***]* and Sirna shall [***]* any such agreement [***]* to GSK as set forth in [***]*. Sirna shall however have the right to enter in to discussions [***]* with [***]* regarding partnership of the Lead Compound, other Target Compounds or Backup Compounds at any time after Sirna has [***]* from GSK. On at least a [***]* basis, or at GSK’s request, but in no case more frequently than once [***]*, Sirna agrees to provide [***]* activities against such Lead Compounds, other Target Compounds and/or Backup Compounds. Such [***]* shall include, at a minimum, a summary of [***]* conducted by or on behalf of Sirna, to the extent permitted by applicable law.
     (c) In the event that, after [***]* GSK decides [***]* of any Lead Compound, other Target Compound or Backup Compounds hereunder, either on its own or through an Affiliate or a Third Party sublicensee, then in such case, GSK shall [***]* and Sirna shall [***]* have a period of [***]* to request the right to obtain [***]* GSK’s exclusive license to such compounds and such Collaboration Target to [***]* develop and/or commercialize such compounds [***]*. GSK shall [***]* taking into account the other provisions of this Agreement and any other ongoing Programs or Development activities with respect to other Collaboration Targets [***]*. [***]* shall not have the right to [***]* such Lead Compounds, other Target Compounds or Backup Compounds hereunder.
Research and Development Funding
3.6 (a) Other than as expressly set forth elsewhere in this Agreement, [***]* all of its activities relating to the conduct and performance of the Research Collaboration activities [***]*. Other than as expressly set forth elsewhere in this Agreement, [***]* all of its activities relating to the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[***]* in the applicable Field. In the event that Sirna carries out tasks requested by GSK [***]* in the Program of Work, as exemplified in subsection (b) below, GSK shall [***]*.
            (b) Upon the approval of the JSC (following receipt by the JSC of FTE estimates), Sirna will use its Scientifically and Commercially Reasonable and Diligent Efforts to (i) conduct activities as necessary to identify one or more [***]* against a Collaboration Target that was formerly the subject of a single Program hereunder using [***]* (ii) develop process and analytical development methods for Lead Compounds or other Target Compounds to support IND filing and GMP synthesis, stability studies, and API, and (iii) Sirna will be responsible for release testing and final release of active pharmaceutical ingredient and drug product, if applicable, for which, in each of (i) — (iii), GSK will pay to Sirna research funding on an FTE basis, as specified in Section 1.23 (plus reimbursements for all materials and reagents costs), to compensate Sirna for such work.
            (c) Sirna will not be obligated to carry out activities and identify Target Compounds during any year of the Research Term against more than the maximum number of Collaboration Targets that may be selected with respect to such year nor will Sirna be obligated to carry out any activities outside the Respiratory Field. [***]* GSK desires Sirna to evaluate [***]* Collaboration Targets [***]* or to perform any other activities not specifically set forth in this Agreement or the Research Plan as in effect at the relevant time, then Sirna at its sole discretion may choose to carry out such additional activities on an FTE basis as specified in Section 1.23 (plus reimbursements for materials and reagents costs). Any such activities and the extent of such funding will be based on mutual agreement of the Parties.
Covenant of Exclusivity
3.7 During the Research Term, neither Party will work independently or with any Third Party with respect to the discovery, research, development or commercialization of any siRNA-based compounds in the Respiratory Field.
3.8 (a) Target Exclusivity. For so long as there is any Target Compound or any Licensed Product in [***]* GSK or Sirna or any of their respective Affiliates, sublicensees or permitted assigns at any time during the Term of this Agreement against any Collaboration Target, [***]* either independently or with any Third Party, or [***]* any right or license to [***]* with respect to the discovery, research, development or commercialization of any [***]* Collaboration Target for any [***]* or for any [***]* with respect to any Collaboration Target for which the [***]* subject to the limitations set forth in [***]*.
     (b) Compound Exclusivity. For so long as there is any Target Compound or any Licensed Product in [***]* GSK or any of its Affiliates, sublicensees or permitted assigns at any time during the Term of this Agreement against any Collaboration Target, [***]* either independently or with any Third Party, or [***]* any right or license to [***]* with respect to, the discovery, research, development or commercialization of any of the [***]* Collaboration Target for any indication in [***]*. In the event that for any given [***]* successfully achieves Lead Compound Criteria milestone [***]* Leads that will be selected by GSK for [***]* Target Compounds, [***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Program for such Collaboration Target for the purposes of this Section 3.8(b), and for the purposes of the licenses granted to GSK under Section 4 for Target Compounds, and as otherwise relevant under this Agreement. In the case where the [***]* with respect to such Collaboration Target, the covenant in this paragraph shall apply, in addition to the Target Compounds, to all [***]* the same Collaboration Target.
3.9 Notwithstanding Sections 3.7 and 3.8 hereof, GSK and Sirna shall each be free to use any Collaboration Target at any time for [***]*.
3.10 (a) During the Research Term, in the event that GSK seeks [***]* RNAi-based compounds as therapeutics [***]*, the Parties will confer to discuss [***]* or the [***]* to [***]* described above.
          (b) During the Research Term, in the event that Sirna seeks [***]* the Parties will confer to discuss [***]* or the [***]* to [***]* described above.
4.	License Grants
Subject to the provisions of Article 5 and in consideration for the payments to be made by GSK under Section 5 of this Agreement, Sirna hereby grants the following licenses to GSK:
4.1 (a) [***]* Sirna hereby grants to GSK, during the Term, an exclusive, worldwide, sublicenseable, license in the Territory under the Sirna Patents and the Sirna Know-How, and under Sirna’s rights in the Joint Patents and the Joint Know-How, whether existing as of the Effective Date or arising thereafter during the Term, to research, develop and commercialize [***]* and to make, have made (subject to Sirna’s manufacturing rights set forth in Article 8), use, sell, offer for sale and import, or incorporate [***]*.
     (b) [***]* Sirna hereby grants to GSK, during the Term, an exclusive, worldwide, sublicenseable, license in the Territory under the Sirna Patents and the Sirna Know-How, and under Sirna’s rights in the Joint Patents and the Joint Know-How, whether existing as of the Effective Date or arising thereafter during the Term, to research, develop and commercialize [***]* and to make, have made (subject to Sirna’s manufacturing rights set forth in Article 8), use, sell, offer for sale and import, or incorporate [***]*. [***]*
     (c) [***]* Sirna hereby grants to GSK, during the Term, an exclusive, worldwide, sublicenseable, license in the Territory under the Sirna Patents and the Sirna Know-How, and under Sirna’s rights in the Joint Patents and the Joint Know-How, whether existing as of the Effective Date or arising thereafter during the Term, to research, develop and commercialize [***]* and to make, have made (subject to Sirna’s manufacturing rights set forth in Article 8), use, sell, offer for sale and import, or incorporate [***]*. [***]*
4.2 Sirna hereby grants to GSK during the Term, a worldwide, non-exclusive, sublicenseable, license in the Territory, to use the Sirna Know-How but only to the extent specifically pertaining to any [***]* as necessary or useful to perform the activities and responsibilities allocated to GSK

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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pursuant to the Programs of Work under the Research Plan, and an exclusive, sublicenseable, license in the Territory to use the relevant Sirna Know-How and Joint Know-How but only to the extent specifically pertaining to any [***]* as necessary for the Development and commercialization of any Lead Compound or Backup Compounds or other Target Compounds into a Licensed Product under the terms and conditions of this Agreement.
4.3 Sirna hereby grants to GSK, during the Term, a worldwide, non-exclusive (or exclusive if possible) and sublicenseable (if possible) sublicense in the Territory, under any patents or know-how Controlled by Sirna which are now or which later become after the Effective Date [***]* Controlled by Sirna, to the extent that any subject matter under such patent or know how [***]* under this Agreement and is necessary or useful, to perform the activities and responsibilities allocated to GSK pursuant to the Programs of Work under the Research Plan, or for the Development of any Lead Compound or Backup Compounds or other Target Compounds into a Licensed Product, and to make, have made (subject to Sirna’s manufacturing rights set forth in Article 8), use, sell, offer for sale and import, or incorporate such Lead Compounds, Backup Compounds or other Target Compounds into Licensed Products under the terms and conditions of this Agreement.
4.4 GSK hereby grants to Sirna, during the Term, a worldwide, non-exclusive license in the Territory, under the GSK Patents and GSK Know-How but only to the extent [***]* as necessary to perform the activities and responsibilities allocated to Sirna pursuant to the Programs of Work under the Research Plan or under this Agreement.
4.5 GSK [***]* sublicense its rights under this Article 4 to any of its Affiliates [***]*. Sirna shall be entitled to a written copy of the final sublicense agreement to ensure that GSK will be responsible for the performance, including all payment obligations of any [***]* under their respective sub-license agreements with GSK, and to ensure that any such sublicense agreement reflects the assumption by such [***]* of all other obligations of GSK under this Agreement.
4.6 During the Research Term, Sirna shall disclose to GSK [***]* the discovery, research and development of Lead Compounds or Backup Compounds or other Target Compounds into Licensed Products within a reasonable period of time after [***]*. Notwithstanding the foregoing, GSK [***]* Sirna shall not be obligated to [***]* Sirna Patents or Sirna Know-How [***]* except under limited circumstances relating to the [***]* Sections 8.4 and 8.5.
4.7 To the extent not prohibited under Article 3, Sirna may, independently or with/for one or more Third Parties, pursue researching, developing, and commercializing RNAi-based compounds as therapeutics [***]*, without any restrictions and obligations [***]*. It is understood and agreed by the Parties that this Agreement does not confer upon Sirna any rights to use or any license rights under any [***]* and provided hereunder, to research, develop or commercialize such products independently or with/for any Third Party in such manner.
4.8 Unless expressly set forth elsewhere in this Agreement, Sirna has no rights to make, use, sell, offer for sale or otherwise exploit any [***]* and Sirna may not prevent GSK from making, using,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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selling, offering for sale or otherwise exploiting any [***]* in any way that GSK chooses, unless such activity would constitute infringement of a patent Controlled by Sirna Covering such [***]*.
5.	Payments and Royalties
5.1 Upfront Payment.
     In consideration for the rights and licenses granted to GSK hereunder, and in partial consideration for the work to be done by Sirna during the Research Term, GSK shall make the following payment to Sirna as an upfront payment:
     A one time only cash payment in the total amount of Six Million U.S. Dollars ($6,000,000), which shall be due and payable within [***]* of GSK’s receipt of an invoice from Sirna for such payment on or after the Effective Date.
5.2 [***]*
     (a) In consideration for the [***]* and the rights obtained by GSK as a result of such [***]* and where the [***]* is not deemed to apply hereunder for Year One Collaboration Targets, GSK shall pay (in U.S. Dollars) to Sirna (upon the [***]* set forth below under Section 5.2(a)(i)-(ii)) a [***]* for each Collaboration Target as follows:
          (i) For each Sirna Target [***]*
          (ii) For each [***]*
     (b) The [***]* shall be payable on a Target-by-Target, rather than Program by Program, basis, for each Sirna Target and/or Public Domain Target against which the Target Compound was generated. By way of example but not limitation, with respect to a Sirna Target Compound against two (2) separate Sirna Targets, GSK shall be obligated to pay Sirna the corresponding [***]* for each of the two (2) Sirna Targets (as set forth above) regardless of whether GSK prefers to [***]* against one or both Targets. Similarly, with respect to a Public Domain Target Compound against two (2) separate Public Domain Targets, GSK shall be obligated to pay Sirna the corresponding [***]* for each Public Domain Target (as set forth above). Likewise, with respect to a Combination Target Compound against a Sirna Target and a Public Domain Target, GSK shall pay Sirna the corresponding [***]* for each Sirna Target and the Public Domain Target (as set forth above). With respect to a Combination Target Compound which targets a GSK Target, GSK shall pay Sirna the [***]*.
     (c) For the avoidance of doubt, none of the above [***]* shall apply to the [***]* with respect to (i) any [***]*, or (ii) any [***]* unless and until GSK progresses [***]* Target

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Compounds in accordance with Section 3.2(b) for use [***]* against any [***]* which is [***]*.
     (d) Further, for avoidance of doubt, GSK’s rights pursuant to the [***]* with respect to a Collaboration Target shall become effective upon the receipt by Sirna of the applicable up-front and any other portion of the applicable [***]* which is then due and payable as set forth above under Section [***]*. The rights acquired by GSK pursuant to the [***]* shall terminate in the event GSK [***]* as they become due and payable as set forth under Section [***]* above.
5.3 Milestone Payments
     [***]* For each Program, upon achievement of the following milestone events, GSK will make the applicable milestone payment described below to Sirna, within thirty (30) days of receipt of Sirna’s invoice on or after the date notice is received of the occurrence of such milestone event for such Program. Except as expressly described in this Section 5.3, the following milestones will be paid only once for each Program, regardless of the number of Target Compounds, Lead Compounds, Backup Compounds, or Licensed Products achieving such milestone events under the Agreement [***]*. For each Program, such milestone events shall be available for the [***]*. For the purposes of this Article 5, [***]* for the purposes of milestone payment herein; further, the mere fact that [***]* a Licensed Product for an indication by itself is [***]* for the purposes of milestone payment herein. In the event that a Program was initiated hereunder to generate a Multi-Functional siRNA Compound or Cocktail siRNA Compound or Combination Target Compound, and GSK decides to pursue [***]* then GSK shall owe Sirna the [***]* Collaboration Targets been initiated under separate Programs. [***]*for milestones that are [***]* in the case of any Backup Compounds or Target Compound or Licensed Product, for any milestone [***]* for a particular Collaboration Target.
     [***]*
     (b) In the event that Sirna acquires the rights to progress the development of a Collaboration Compound hereunder pursuant to Section [***]*, and GSK subsequently [***]* develop and commercialize such Collaboration Compound as a Licensed Product, then the milestone payments for milestone events yet to be attained by GSK after [***]* shall be made by [***]* at the rate of [***]* of the amount [***]*. To the extent that any of the milestone events [***]* have already been achieved during the [***]* commencing after Sirna acquires exclusive rights to progress the Collaboration Compound under Section [***]* but ending at the time GSK [***]* then [***]* that would have been payable in respect of those milestones during such interim period that have already been achieved

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.4 Royalties
Royalty Payments to Sirna. Subject always to the other provisions of this Section 5.4, GSK shall pay to Sirna royalties as follows:
5.4.1 Royalty Payments.
(a) GSK shall pay Sirna a royalty on the annual Net Sales of each Licensed Product by GSK, its Affiliates or Third Party Sublicensees in the Territory according to the following schedule:
(i) for that portion of such annual Net Sales of a Licensed Product which [***]* GSK shall pay to Sirna a royalty rate of [***]*;
(ii) for that portion of such annual Net Sales of a Licensed Product which [***]* GSK shall pay to Sirna a royalty rate of [***]*.
[***]*
(i) Notwithstanding any other provision of this Agreement, or any interpretation to the contrary, the royalty obligation [***]* wherein there is [***]* described below in subpart [***]* in the country of sale and at the time of sale which Covers the Licensed Product being sold. However, the royalty obligation from GSK to Sirna shall [***]* described [***]* in the country of sale.
(ii) Subject always to the other provisions of this Section 5.4, the royalty payable by GSK to Sirna shall be [***]* wherein the royalty payable shall be for the [***]* which is applicable at the relevant time of sale in the relevant country of sale:
A.	The royalties shown in Section 5.4 are [***]* at the time and in the country of sale, there is [***]* that Covers the [***]* of the Licensed Product being sold. [***]* As used in this Section 5.4, a [***]* claim of a patent or patent application means a patent claim which recites [***]* or recites [***]* an siRNA which has [***]* Collaboration Target.

B.	The royalties shown in Section 5.4 are payable [***]* at the time and in the country of sale, there is [***]*, but there is a [***]* of [***]* that Covers the [***]* of the Licensed Product, or there is [***]* of a [***]* that Covers an approved [***]*.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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C.	The royalties shown in Section 5.4 are payable [***]* at the time and in the country of sale, there is [***]* Covering a [***]* or there is [***]* of the types described above, but there is [***]* within the [***]* in the country of sale and at the time of sale that Covers an approved [***]* Licensed Product being sold.
As used in this Section 5.4, an [***]* shall mean a [***]* for which the selling Party hereunder has obtained Marketing Approval from the appropriate Regulatory Authority in such country and which is expressly recited in a claim of a patent or which can reasonably be construed under U.S. Patent law as being [***]*.
          5.4.2 Period of Royalty Obligation. Subject always to the other provisions of this Section 5.4 and to Section 5.5, for each Licensed Product, the royalty obligation shall be applicable under this Section 5.4 and 5.5 below, on a country-by-country basis in the Territory, for a period beginning on the date of First Commercial Sale of such Licensed Product in such country until the date that is the later of (a) ten (10) years from the date of such First Commercial Sale of such Licensed Product or (b) the expiration of the last to expire Valid Claim within a Sirna Patent which Covers the [***]* Licensed Product or the [***]* the Licensed Product, being sold.
          5.4.3 [***]*
                    (a) [***]* Sirna’s technology platform as contemplated under this Agreement for the conduct of the Programs of Work for all Collaboration Targets hereunder. Sirna and GSK shall [***]* with respect to any Target Compound, Lead Compound, Backup Compound or Licensed Product hereunder, if such [***]* and a license grant under such [***]* provides a [***]* hereunder to GSK with respect to [***]* and Controlled by Sirna which [***]* Covers the commercialization of any of the Target Compounds, Lead Compounds or Licensed Products.
                    (b) In addition, [***]* the development and commercialization of Licensed Products to be sold by Sirna, in all scenarios under Section 3.5 or otherwise under this Agreement wherein Sirna [***]* Such [***]* in accordance with the provisions of the applicable [***]* any other payments that are otherwise due to GSK under Section [***]*, an amount equal to [***]* of royalties [***]* in the event that any Target Compound, Lead Compound, Backup Compound or Licensed Product is Covered [***]* by any patent, trade secret, or other legally-protectable know-how or proprietary information, pertaining to [***]* successfully commercialize the Licensed Product. [***]*.
                    (c) [***]* Lead Compound, Backup Compounds, Target Compound or Licensed Product is Covered [***]* by any patent, trade secret, or other legally-protectable know-how or proprietary information, pertaining to [***]* necessary to overcome [***]* successfully commercialize the Licensed Product. [***]* The Parties will cooperate in all respects with one another in assessing the need for and concluding any[***]*, through the JSC via the IP Subcommittee, or through the Alliance Managers if the JSC no longer exists. In the event of any

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[***]* Parties as to whether any such [***]* the Parties shall [***]* Executives at GSK and Sirna in the manner described in Article 2. In the event that [***]* after a period of [***]* the Parties shall [***]* a mutually-agreeable [***]*. If [***]* the Development of the Licensed Product, then the commercially-reasonable [***]*. If the [***]* Third Party license is necessary, then the costs of the license shall be [***]*. If, in the event of such a [***]* Third Party license is not necessary, then the [***]*. Notwithstanding the foregoing, the Party conducting Development may, at their sole discretion, conduct [***]* sharing discussions without effect on royalty sharing discussions.
5.5 [***]*
     (a) In (i) any scenario wherein [***]* Development or commercialization of any Lead Compound, Backup Compound or other Target Compound and, [***]* GSK agrees to [***]* continue such development activities pursuant to Section [***]*, or (ii) any of the other scenarios under this Agreement that would result in [***]* the final development and commercialization of a Licensed Product, [***]* royalty payments as set forth in this Section [***]*, as applicable below, worldwide, provided however [***]* any royalty payments in the event [***]* such Lead Compound, Backup Compound or other Target Compound as provided for under Section [***]*.
     (b) Royalties shall be payable [***]* in the event that any of the scenarios described above in Section 5.5(a) occur, and in accordance with the following:
(i) If the applicable scenario occurs anytime prior to initiation of [***]* a royalty of [***]* of Net Sales of a Licensed Product.
(ii) If the applicable scenario occurs after initiation of [***]* a royalty of [***]* of Net Sales of a Licensed Product.
(iii) If the applicable scenario occurs after initiation of [***]* a royalty of [***]* of Net Sales of a Licensed Product.
(iv) The royalties set forth in subparagraphs (i) – (iii) of this Section 5.5(b) shall be payable for each such Lead Compound, Backup Compound, or other Target Compound for which any of the relevant scenarios described above in Section 5.5(a) occurs.
Royalties owed [***]* other than as set forth above under Section 5.4.3(b), and shall be payable during the period commencing upon the Date of First Commercial Sale [***]* anywhere in the Territory and thereafter until the royalty payment term set forth in Section 5.4.2 above.
5.6	Mechanism of payment

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     (a) Any royalty payments due under this Agreement will be calculated and reported for each calendar quarter, and will be paid within thirty (30) days of the end of each quarter. All payments other than royalty payments will be paid within thirty (30) days of becoming due.
     (b) Each royalty payment will be accompanied by a report setting forth Net Sales in major markets and the exchange rate used on royalty payable. The report will include additional details and specific information relating to the basis for the determination of Net Sales in accordance with GSK’s then applicable practice and procedure; the report will express the value of all sales in U.S. dollars.
     (c) Each party will keep records relating to the sale or transfer of Licensed Products in sufficient detail to allow each Party to confirm that royalty payments due under the Agreement are accurate.
     (d) All payments due under this Agreement will be paid in U.S. dollars. In determining the value of Net Sales in U.S. dollars, the Parties will use the monthly average rate of exchange over the calendar quarter in which Net Sales are recognized and reported by each Party’s financial accounting reporting systems in accordance with International Financial Reporting Standards consistently applied. All payments will be made by wire transfer to a bank and account designated in writing by the payee.
     (e) Upon at least thirty (30) days’ prior written notice, each Party will have the right to have an independent certified public accountant inspect the records of the other Party, its Affiliates and Third Party Licensees, no more than once per fiscal year, during usual business hours, for the sole purpose of and only to the extent necessary to verify the completeness and accuracy of royalty payments that are made and in the case of GSK the COGS that are payable to Sirna under this Agreement during the five (5) year period preceding the date of the notice. The notice must identify the period of time subject to inspection; records from a period of time already subject to an inspection pursuant to this section may not be inspected again. The accountant must not disclose to the auditing party any information other than information relating to completeness and accuracy of payments. Each Party will be responsible for the cost of any such inspection and audit by an independent accounting firm on behalf of such Party, unless such inspection and audit discloses for any calendar quarter examined that there will have been a discrepancy of greater than five percent (5%) between the amounts reported by the other Party to be payable hereunder and the amounts actually paid by the other Party with respect to such calendar quarter, in which case the other Party will be responsible for the payment of the entire cost of such inspection and audit. Each Party and its independent accounting firm agree to hold confidential all information concerning such payments and reports and all information obtained from the other Party, or any Affiliate or Third Party Licensee thereof in the course of any inspection or audit hereunder, except to the extent that it is necessary for such Party to disclose such information in order to enforce its rights under this Agreement or if required by law or any governmental authority (including, without limitation, any stock exchange upon which such Party’s shares or other securities may be traded); provided, however, if such Party shall be required by law to disclose any such Confidential Information to any other person, such Party will give prompt notice thereof to the other Party and cooperate in all reasonable respects relating to the other Party’s efforts to impose upon any person entitled to obtain such Confidential Information such obligations of confidentiality as may be lawfully available.

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(f) Any tax paid or required to be withheld by GSK for the benefit of Sirna on account of any royalties or other payments payable to Sirna under this Agreement [***]*. GSK shall secure and send to Sirna proof of any such taxes withheld and paid by GSK for the benefit of Sirna, and shall, at Sirna’s request, provide reasonable assistance to Sirna in recovering such taxes.
(g) For purposes of receiving payments from GSK hereunder, Sirna will send invoices to GSK at the following address (or such other address as GSK may designate in writing to Sirna):
          [***]*
6.	Term and Termination
6.1 This Agreement is effective as of the Effective Date and will continue on a country-by country basis until the later of a) ten (10) years after the Launch of a Licensed Product in such country in the Territory; or b) the date in such country that a Sirna Patent no longer includes a Valid Claim which Covers a Licensed Product. At the end of the period described in the immediately preceding sentence (the “Term”) in each country, GSK will have a fully paid-up, worldwide, exclusive and sublicenseable license to exercise in such country the rights conferred in Article 4 and without further obligation to Sirna, except for those obligations set forth in the sections that are stated to survive the expiration or termination of this Agreement.
6.2 Each Party may terminate this Agreement in its entirety upon written notice to the other Party if any of the following occurs:
          a) the other Party files a petition in bankruptcy or if the other Party is served with an involuntary petition in bankruptcy and the involuntary petition is not dismissed within ninety (90) days; or
          b) the other Party is in material breach of this Agreement and fails to cure the breach within sixty (60) days after receipt of a written notice describing with particularity and detail the nature of the alleged breach from the non-breaching Party.
     In addition, upon the occurrence of a material breach of this Agreement by either Party under this Section 6.2 which is not cured within the applicable sixty (60) day cure period as described in clause (b) above, the non-breaching Party shall have the right, exercisable in its discretion by giving written notice to the breaching Party, to terminate all of the licenses and rights granted by the non-breaching Party to the breaching Party hereunder; and in such case, the non-breaching Party shall retain all of the licenses and other rights granted to the non-breaching Party hereunder, subject to the applicable financial and other obligations with respect to such licenses and other rights, as set forth in this Agreement.
6.3 [***]* with respect to any Program of Work with respect to any Collaboration Target or the Development with respect to any Target Compound or Licensed Product hereunder, for [***]* Termination [***]* will extinguish GSK’s (or Sirna’s, if applicable) obligation to make any

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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payment under Section 5 with respect to any event that does not occur [***]* with respect to the terminated subject matter hereof, and any such termination under this Section 6.3(a) shall be at [***]* with respect to the terminated subject matter [***]* which is already due and accrued as of the effective date of any such termination, and shall be without prejudice or adverse affect upon GSK’s other rights and licenses hereunder. For clarity, in the event that [***]* a particular Lead Compound, Backup Compounds, Target Compound or Licensed Product pursuant to Section 3, [***]* terminate its obligations with respect to such [***]* Target Compound on a Target Compound-by-Target Compound basis without terminating the entire Agreement.
     (b) [***]* with respect to one or more particular Programs or Lead Compounds and the related Backup Compounds, Target Compounds or Licensed Products with respect to the relevant Collaboration Targets, in the event that [***]* its Scientifically and Commercially Reasonable and Diligent Efforts as required hereunder [***]*, that such Program(s) or Target Compounds or Licensed Product(s) [***]* Development or commercialization by [***]*. Any such termination [***]* this Section 6.3(b) shall be effective immediately upon the receipt by [***]* of written notice, and shall be at no further cost or additional liability or obligation of any kind whatsoever to [***]* with respect to the [***]* subject matter, save for any cost or liability which is already due and accrued as of the effective date of any such termination, and shall be without prejudice or adverse affect upon [***]* hereunder.
     (c) [***]*
6.4 Sections [***]* shall survive the expiration or termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely (except to the extent otherwise stated herein).
6.5 Promptly after termination of this Agreement pursuant to Section 6.2, 6.3 or 6.8, each Party will at the request of the other Party return or destroy any Confidential Information or Sirna Know-How or GSK Know-How provided or disclosed by a Party to the other Party, respectively, in the accordance with that Party’s instructions, except that one copy may be retained for archival purposes.
6.6 The termination or expiration of this Agreement, in whole or in part, will be without prejudice to (a) the right of the Sirna (or the right of GSK, as applicable) to receive all amounts due and accrued hereunder under Article 5 prior to the effective date of such termination or expiration and (b) any other remedies as may now or hereafter be available to any Party, whether under this Agreement or otherwise.
6.7 (a) If this Agreement [***]* GSK (or Sirna, [***]*), its Affiliates and Third Party Licensees will (A) [***]* the relevant Lead Compounds, Backup Compounds, Target Compounds and Licensed Products (provided, however, if [***]* pursuant to Section [***]* for [***]* GSK) is not in material breach of any undisputed payment obligation hereunder, [***]* as applicable pursuant to Section [***]* GSK), its Affiliates and Third Party Licensees will have the right to [***]* not to exceed [***]* any and all Licensed Products in their [***]* under Section [***]* in

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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connection therewith (subject to the payment of royalties and other consideration to [***]* pursuant to Article 5 as if this Agreement [***]*, (B) immediately (i) [***]* as applicable pursuant to Section 3.5 for a [***]* Confidential Information in connection with the manufacture, use and sale of the relevant Lead Compounds, Backup Compounds, Target Compounds and Licensed Products and (ii) [***]* in connection with the manufacture, use and sale of the relevant Lead Compounds, Backup Compounds, Target Compounds and Licensed Products, except to the extent reasonably necessary to exercise the rights in clause (A) above, and (C) assign or transfer to [***]* pursuant to Section 3.5) all marketing and other approvals relating to the relevant Target Compounds, Lead Compounds, Backup Compounds and Licensed Products, and all of [***]* as applicable pursuant to Section 3.5) right, title and interest in and to such approvals.
     (b) In the case of any [***]* then (1) any license granted [***]* pertaining to the relevant Collaboration Targets, Leads, Target Compounds, Lead Compounds and Licensed Products shall [***]* (2) GSK shall [***]*with respect to the affected Collaboration Targets (but only for a termination of one or more Programs), Leads, Target Compounds, Lead Compounds and Licensed Products, (3) Sirna shall [***]* Leads, Target Compounds, Lead Compounds and Licensed Products Target Compounds [***]* in accordance with the provisions of Section 3.5 hereof, and (4) Sirna shall [***]* develop and commercialize in the [***]* relevant Target Compounds, Lead Compounds and Licensed Products, subject to [***]* described in Section [***]* Sirna, its Affiliate or Third Party sublicensee of any Target Compounds, Lead Compounds or Licensed Products in the [***]* Sirna shall [***]* (x) if the [***]* pursuant to Section [***]* or (y) in the event the [***]* pursuant to Section [***]* or [***]* pursuant to Section [***]* occurs at any time prior to the commencement of the [***]* involving a Lead Compound, Target Compound or Licensed Product under the applicable Program.
6.8 [***]*
          (a) [***]* In the event that [***]* as required hereunder (which [***]* provided in Section [***]* hereof) for a particular Program prior to the [***]* Program, as mutually agreed by the Parties or as finally determined [***]* in accordance with Section [***]* hereof, then the exclusive, worldwide, fully sublicenseable, license granted [***]* as provided in Section [***]* and the exclusive (or non-exclusive) sublicenseable license granted under [***]* all the relevant [***]* Program shall automatically become [***]* Target Compounds, Backup Compounds and Licensed Products and for use with the relevant Collaboration Target for development and commercialization into Licensed Products [***]*. For all cases wherein [***]* Collaboration Target prior to such [***]*: (i) such [***]* subject to Section [***]*; (ii) [***]* or (iii) [***]*. In the alternative, [***]* at its sole discretion, to [***]* have such rights and remedies as may be provided herein or under applicable law. During the pendency of any [***]* relating to any such [***]* otherwise required to be [***]* hereunder shall be [***]* in accordance with the [***]* as may be mutually agreed by the Parties. If the [***]* under this Section 6.8(a) occurs prior to the [***]* Collaboration Compounds identified under such Program as of the date of [***]*to provide [***]* chemical samples of such Collaboration Compounds. If [***]* this Section 6.8(a) occurs after the identification of a [***]* for such Program, then the [***]* license described in this paragraph shall apply to all Target Compounds generated under such Program, and [***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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obligated to promptly transfer and provide to [***]* chemical samples of all such Target Compounds, provided that [***]*.
          (b) [***]* In the event that [***]* as required hereunder (which [***]* provided in Section 6.2(b) hereof) for a particular Program, as mutually agreed by the Parties or as finally determined [***]* in accordance with Section [***]* hereof, then subject to the terms and conditions set forth below, the [***]* provided in Article [***]* under such Program shall automatically [***]*to any [***]* necessary for [***]* develop and commercialize [***]* such Leads, Target Compounds, Lead Compound and/or Licensed Products and for use with the relevant Collaboration Target for development and commercialization into Licensed Products [***]*, and only for the [***]* the time of such [***]*, or, in the alternative, [***]* the Program and thereupon [***]* as may be provided herein or under applicable law. During the pendency of any [***]*hereunder shall be held [***]* in accordance with the [***]* mutually agreed upon by the Parties. In the event that such a [***]* occurs after the initiation of the [***]* involving a Lead Compound under the Program, then [***]* Licensed Products (as set forth in Section 5.5) for all sales by [***]*. [***]*.
7.	Maintenance, Reporting, and Ownership of Data
7.1 At least once [***]*, or as frequently as the JSC may otherwise reasonably determine, each Party will provide to the other Party written reports setting forth a summary and interpretation of all data and results arising during and pursuant to the Research Collaboration. The report will contain such other information as reasonably determined by the JSC.
7.2 On the request of one Party, the other Party will provide within [***]* of termination of the Agreement a final written report setting forth a summary and interpretation of all data and results arising during and pursuant to all the Programs under this Agreement.
7.3 The Parties will create and maintain complete and accurate written records of all data and results arising under this Agreement. Each Party will make such records available to the other Party for inspection and copying [***]* during regular business hours on reasonable advance notice.
7.4 Representatives of each Party may, on reasonable notice and at times reasonably acceptable to the other Party, visit for any purpose determined by the JSC the other Party’s facilities where the activities under this Agreement are being conducted.
7.5 GSK has a secure information technology exchange system for the electronic exchange of data and results between GSK and its research partners. The Parties will implement and use the GSK secure information technology exchange system during the Research Collaboration in accordance with a procedure to be determined by the Joint Steering Committee. Each Party will bear its own costs and expenses with respect to the setting up, use and maintenance of the system.
7.6 Sirna will own solely and exclusively all data, results and know-how that Sirna generates alone or which is generated jointly with GSK by the Parties pursuant to this Agreement pertaining

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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specifically to the synthesis, discovery, or manufacture of siRNAs in connection with the use of Sirna’s proprietary technology and methodology (“RNAi Data”) and will grant to GSK a non-exclusive, sublicenseable right to use such RNAi Data in the Respiratory Field [***]* during the Term of this Agreement. Sirna will have the right to use the RNAi Data in support of regulatory filings and filing patent applications and for other purposes. In addition, Sirna will have the right to [***]* under this Agreement in connection with the exercise of rights and licenses granted to Sirna under this Agreement. Subject always to the licenses and other rights granted to GSK and the covenants and other applicable restrictions under this Agreement, (i) with respect to [***]*, Sirna shall have the right to [***]* to process development, analytical development, manufacturing, and safety (and any other regulatory purposes with the prior consent of GSK, such consent not to be unreasonably withheld) and in connection with filing and prosecuting Sirna Patents, and (ii) with respect to any data and results generated solely hereunder by Sirna [***]*, Sirna shall have the right to use such data and results in connection with the filing and prosecution of patent applications or patents Controlled by Sirna.
7.7 GSK will own solely and exclusively all data, results and know-how that GSK generates alone or which is generated jointly with Sirna pertaining specifically to [***]* and will grant to Sirna a non-exclusive, sublicenseable right to use such GSK Know-How and Joint Know-How [***]*. Sirna will have a right to use, for the purpose of conducting research pursuant to this Agreement, any GSK Know-How or Joint Know-How relating to [***]*. GSK will have the right to use such GSK Know-How and Joint Know-How for any purpose, including, without limitation, in support of regulatory filings and filing patent applications and for other purposes.
7.8 GSK will have the exclusive right to submit to and prosecute before Regulatory Authorities any matter with respect to Lead Compounds, Target Compounds or Licensed Products in the Field, except in cases where Sirna acquires the exclusive rights to pursue the development and commercialization thereof in accordance with Section 3.5 hereof, in which cases Sirna will have such exclusive right.
7.9 Regulatory Data Protection
(a) To the extent required by law or permitted by law, the Parties will use commercially reasonable efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term of this Agreement all applicable Sirna Patents or GSK Patents for any Licensed Product that the Parties intend to, or have begun to commercialize, and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act (regardless of which Party is the sponsor of record of the NDA at such time) and all so called “Patent Register” listings as required in Canada.
(b) In connection with such listings, the Parties will evaluate and identify all applicable Sirna Patents and GSK Patents. Where GSK has initiated Development for a Target Compound that has or will become the subject of a marketing application submitted to FDA, GSK will retain final

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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decision-making authority as to the listing of all applicable patents for any Licensed Product, regardless of which Party owns such patent.
7.10 Each Party will make its employees and others working on its behalf reasonably available to consult with the other Party and with any Regulatory Authority on any issue arising under this Agreement at the expense of the requesting Party.
8.	Manufacturing
8.1 Sirna or one of its Affiliates shall have the obligation to manufacture and supply all requirements for research grade siRNA supply without additional charge to GSK, as set forth in Section 3.3(c) during the Research Term and as specified in the Program of Work and Research Plan.
8.2 Sirna or one of its Affiliates shall have the obligation to manufacture and supply all Lead Compounds, Back-Up Compounds, and other Target Compounds, arising hereunder, for all requirements for IND enabling studies and Phase I and Phase II trials, in accordance with the terms and conditions set forth in a separate Manufacturing and Supply Agreement including a Quality Agreement to be negotiated by the Parties, [***]* by GSK for Development, with respect to the quantity, quality, capacity, and delivery timelines for any such Target Compound. In the Manufacturing and Supply Agreement, GSK will be obligated to pay COGS plus [***]* for any active pharmaceutical ingredient.
8.3 In the event that [***]* manufacture all of GSK’s requirements for IND enabling studies and Phase I and Phase II trials, to all of GSK’s specifications, criteria and delivery timelines for the siRNA component [***]*. If (a) Sirna and its Affiliates [***]* any siRNA component of the Lead Compound, or Backup Compounds in accordance with this Article 8, [***]* or (b) Sirna notifies GSK that [***]* such siRNA component hereunder, [***]* manufacture the siRNA component [***]* under this Article 8. Sirna will make reasonable diligent efforts to cooperate with GSK at GSK’s expense as reasonably necessary to enable [***]* manufacture the siRNA component. On GSK’s request, [***]* that is reasonably necessary for [***]* manufacture the siRNA component and, if not already conveyed [***]* such rights as are required solely for the purpose of enabling [***]* manufacture or have manufactured the siRNA component.
8.4 [***]* manufacturing rights for Phase III and commercial manufacturing. [***]* capabilities and expertise and infrastructure, and shall offer [***]* manufacture and supply to GSK (or its designee) all active pharmaceutical ingredient (that is, all siRNA component(s), as distinct from finished product) of all Lead Compounds and Backup Compounds for all Phase III Development needs and beyond, under the terms of a separate Manufacturing and Supply Agreement including a Quality Agreement (such Supply Agreement to be distinct from the Supply Agreement referenced in Section 8.1) to be negotiated in good faith between the Parties on commercially-reasonable terms prior to the start of the first Phase III clinical trial of any Lead Compound or Backup Compounds, and containing usual and customary terms in manufacturing and supply agreements. [***]* Sirna or its Affiliate [***]* to provide Phase III Lead Compound

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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requirements, the Parties will meet no later than [***]* prior to the start of any manufacture of Phase III trial materials to discuss the terms of an additional Manufacturing and Supply Agreement. In the Manufacturing and Supply Agreement, GSK will be obligated to pay COGS plus [***]* for any active pharmaceutical ingredient.
8.5 [***]* requirements for Phase III and commercial manufacturing of the Lead Compound, Backup Compounds or Licensed Product. Sirna agrees to provide [***]* manufacturing of the Target Compound, Such [***]* shall include but not be limited to (i) [***]* (ii) providing consulting or engineering assistance, on a full-time-equivalent basis to be negotiated, [***]* acceptable process yield and quality on a similar scale and/or (iii) at GSK’s request, entering into a [***]* mutually agreed by the Parties to facilitate manufacture of the Target Compounds [***]*.
8.6 As a condition of any disclosure of [***]* relating to manufacture of Target Compound [***]* must agree to be bound by an agreement obligating it to maintain the know how in confidence under substantially the same terms as those set forth in Article 10, and Sirna must have the ability to review and give consent to the disclosure, such consent not to be unreasonably withheld.
8.7 For any supply of Target Compounds [***]* agrees to use only suppliers which have been approved by [***]* and to utilize [***]* where such use would improve quality and/or reduce costs for the Target Compounds development, manufacture or supply.
8.8 Sirna agrees to supply GSK with small-scale research reagent grade Target Compounds at COGS plus [***]* for GSK’s [***]* activities (outside the Program of Work) in accordance with the terms and condition of this Agreement, based on a written request from GSK.
9.	INTELLECTUAL PROPERTY
9.1 Ownership of inventions made under this Agreement, whether or not patentable, will be determined by inventorship according to U.S. patent law For the avoidance of doubt, inventions conceived by Sirna employees will be owned by Sirna and inventions conceived by GSK employees will be owned by GSK, subject to all the applicable license provisions under Article 4 and all other applicable provisions of this Agreement, and inventions conceived jointly by employees of both Parties will be owned jointly by the Parties, subject to the applicable provisions of Article 7 of this Agreement. Notwithstanding the foregoing, Sirna will own solely and exclusively all inventions Sirna conceives alone or jointly with GSK specifically relating to the synthesis, discovery, or manufacture of siRNAs in connection with Sirna’s proprietary technology platform (“RNAi Inventions”) and will grant to GSK a non-exclusive, sublicenseable license in the Territory to use such RNAi Inventions in the [***]* during the Term of this Agreement.
9.2 Sirna will be responsible for filing, prosecuting and maintaining (for the purposes of this Article 9, all these activities will be referred to as “Prosecuting”) the Sirna Patents, any other patent or application it owns that Cover Collaboration Compounds, Leads, Lead Compounds, Licensed Products, or methods of use or methods of manufacturing the same, and the Joint Patents,

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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until such time as GSK progresses a Lead Compound or other Target Compound hereunder into [***]* shall assume from that point forward the responsibility [***]* for Prosecuting all such patents and applications, to the extent such patents Cover a Lead Compound being progressed into Development by GSK. The Parties shall consider filing [***]* wherever possible, to enable [***]* the Prosecution of Sirna Patent claims which Cover Lead Compounds being progressed into Development by GSK. Notwithstanding the foregoing, if such patents or patent applications Cover subject matter [***]* under this Agreement then, Sirna [***]* Prosecuting all such patents under the same terms set forth under this Section 9.2 of the Agreement. If any such patent or patent application is amended so as to cease to Cover Leads, Lead Compounds, Licensed Products, or methods of use or methods of manufacturing the same then [***]*.
9.3 While Sirna is responsible for Prosecuting the Sirna Patents, Sirna will consult with GSK prior to filing any document, including for the avoidance of doubt, any new application or specification for a Sirna Patent or a Joint Patent arising during and pursuant to the Research Collaboration, or any office action response or making any payment in connection with the Prosecution sufficiently in advance to enable GSK to comment on the document or payment. Sirna will consult with GSK prior to filing any foreign patent applications claiming priority to a Sirna Patent or Joint Patent that Covers Leads, Lead Compounds, Licensed Products, or methods of use or methods of manufacturing the same, in relation to the countries in which such foreign patent applications will be filed. [***]* Sirna will provide to GSK copies of any documents it receives in connection with the Prosecution, and will inform GSK of its progress [***]*. The Parties will cooperate fully in the Prosecution, particularly as to executing all papers relevant to it.
9.4 In the event that Sirna elects not to prosecute in any country any Joint Patent or any Sirna Patent that Covers Leads, Lead Compounds, Licensed Products, or methods of manufacturing the same, Sirna will give GSK where possible [***]* notice before any relevant deadline and provide to GSK all information reasonably relating to such patent or application. GSK will have the right to prosecute such patent or application at its own expense.
9.5 In the event that GSK elects not to prosecute in any country any patent or application for which GSK has assumed from Sirna the responsibility for Prosecuting under Section 9.2, then Sirna will have the right to prosecute such patent or application at its own expense.
9.6
     a. Sirna will have the first right, but not the obligation, to defend [***]* Leads, Lead Compounds, Licensed Products or methods of use or methods of manufacturing the same, against any allegations of invalidity, unenforceability or any allegations in relation to incorrect inventorship or ownership including, without limitation, any oppositions, revocation actions or interferences brought in relation to such patents or patent applications [***]*. Sirna will consult with GSK prior to filing any document, or any response or making any payment in connection with the defense of such patents or patent applications sufficiently in advance to enable GSK to comment on the document or payment. [***]* Sirna will provide to GSK copies of any documents it receives in connection with the defense of such patents or patent applications, and will inform

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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GSK of its progress. GSK shall reimburse Sirna for 50% of all costs in relation to the defense of such patents incurred after the Effective Date of this Agreement. The Parties will cooperate fully in the defense of such patents or patent applications, particularly as to executing all papers relevant to it.
     (b) From such time as GSK progresses a Lead Compound hereunder into Development, GSK shall assume the responsibility (including 100% of all relevant costs) for defending all patents and applications for which GSK has assumed responsibility for Prosecution under Section 9.2 above.
9.7 In the event that a Party elects not to defend in any country any Joint Patent or any Sirna Patent that Covers Leads, Lead Compounds, Licensed Products, or methods of manufacturing the same, such Party shall provide the other Party, where possible at least [***]* notice before any relevant deadline and provide to the other Party all information reasonably relating to such patent or application and the defense thereof. The other Party will have the right to prosecute and defend such patent or application at its own expense, and should it do so the declining party shall grant to the Party assuming such responsibility an exclusive license in such country to make, use, sell, and offer for sale the invention claimed therein for the term of this Agreement with no restrictions as to sub-licensing, subject to any royalty or other financial obligations applicable under Article 5. Such a license will be in the Field as to any patent that Sirna solely owns and without any Field limitation as to any patent that the Parties jointly own.
Infringement by Third Parties
9.8 The Parties will promptly notify each other of any actual or threatened infringement of any patents that the Parties jointly own or any patents that Cover Licensed Products, Lead Compounds, or their use or manufacture, and will provide to each other any evidence of such infringement.
9.9 GSK will have the first right to bring and control, at its expense, any proceeding before any government or private tribunal (“Infringement Action”) to remedy the infringement of and to defend against any counterclaim for invalidity of a) any patent which Covers Licensed Products or Lead Compounds; and b) any patent which GSK owns jointly with Sirna. Sirna will have the right, at its own expense and by counsel of its choice, to be represented in any such action.
9.10 Sirna will have the first right to bring and control, at its expense, any Infringement Action to remedy the infringement of and to defend against any counterclaim for invalidity of any patent that GSK does not have the first right to enforce under Section 9.9. GSK will have the right, at its own expense and by counsel of its choice, to be represented in any such action.
9.11 If, within six (6) months following the notice of infringement pursuant to Section 9.8 or ten (10) days before the time limit for filing of an Infringement Action, whichever comes first, a Party has not reached an agreement with or filed an Infringement Action against the infringer, the other Party will have the right to bring and control, at its expense, any such action.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.12 The Parties will first deduct their expenses from any recovery realized as a result of an Infringement Action and then pay to Sirna an amount equal to the royalties that would be due to Sirna had infringing sales been Net Sales. The Parties will share the remainder of the recovery such that the Party bringing the Infringement Action receives [***]* of the remainder of the recovery and the other Party receives [***]* of the remainder of the recovery. In event that the Parties jointly bring an Infringement Action, they will share any recovery according to a formula they will develop by mutual agreement.
Infringement of Third-Party Rights
9.13 The Parties will promptly notify each other of any allegation of a Third Party that any activity pursuant to this Agreement infringes or may infringe or misappropriates or may misappropriate the intellectual property rights of any Third Party.
9.14 In any allegation that the Development, manufacture, or sale of Licensed Products by GSK or its Affiliate or Third Party Licensee would infringe or misappropriate an intellectual property right of a Third Party, GSK will have the first right to control, at its expense, the defense of any claim involving such allegation. As to all other allegations, Sirna will have the first right to control, at its expense, the defense of any claim involving such allegations. In each case, the other Party will have the right, at its own expense and by counsel of its own choice, to be represented in connection with the defense of any such claim.
9.15 To the extent such allegations of infringement involve a patent that allegedly Covers a Lead, Lead Compound, Backup Compounds, Lead Compound, or Licensed Product, or the use of any such Compound, or a misappropriation by Sirna of any technology relating to such Compounds or any technology used or practiced by Sirna under the Research Plan in order to design, generate, or optimize any siRNA Leads or other Compounds, Sirna and GSK shall be jointly responsible for (a) satisfying all resulting claims, demands and payments required by a final court order or settlement agreement or other legal or administrative proceeding to be paid by GSK or Sirna resulting from a Third Party claim of infringement or misappropriation of intellectual property rights; and (b) all reasonable expenses incurred by GSK and Sirna, including reasonable attorneys fees, in defending against the claim.
9.16 The Parties will cooperate in all respects with one another in prosecuting or defending any action pursuant to this section.
9.17 Neither Party may settle any action under this Article 9 without the consent of the other Party, such consent not to be unreasonably withheld.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10. Confidentiality and Publication
10.1 During the Term and for the five (5) years thereafter each Party will not disclose or use any Confidential Information unless allowed to do so under this Agreement. Each Party will promptly notify the other on discovering any unauthorized disclosure or use of Confidential Information.
10.2 The obligations of non-disclosure and non-use contained in this section will not apply to the extent that the Party receiving the Confidential Information can establish that
a)	the information is in the public domain, or after the Effective Date enters into the public domain through no breach of this Agreement;

b)	the Party knew the information before receiving it from the disclosing Party;

c)	the Party received the information from a Third Party not bound to the disclosing Party by any obligation of non-disclosure;

d)	the Party independently develops the information without reference to or use of any Confidential Information disclosed hereunder by the other Party; and

e)	the Party is required to disclose the information by law, court order, or applicable regulations, provided that Party i) as soon as practical before the disclosure, notifies the other Party; and ii) identifies the Confidential Information so required thereby, so that the disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive receiving Party’s compliance with the provisions of this Agreement.
10.3 This Agreement and its terms will be considered Confidential Information, provided however, Parties and their Affiliates will each be permitted to disclose such Confidential Information to the extent reasonably necessary (a) to such Party’s or Affiliate’s attorneys, accountants and other professional advisors under an obligation of confidentiality to such Party or Affiliate, (b) to such Party’s or Affiliate’s current or prospective banks or other financial institutions or investors for the purpose of raising capital or borrowing money or maintaining compliance with agreements, arrangements and understandings relating thereto and (c) to any person who proposes to be a sublicensee or to purchase or otherwise succeed (by merger, operation of law or otherwise) to all of such Party’s or Affiliate’s right, title and interest in, to and under this Agreement, if such person agrees to maintain the confidentiality of such Confidential Information pursuant to a written agreement at least as protective of such Confidential Information as the terms set forth in this Section. The standard of care required to be observed hereunder will be not less than the degree of care which each Party or Affiliate thereof uses to protect its own information of a confidential nature, and each Party will use commercially reasonable efforts to ensure that persons to whom it discloses Confidential Information in accordance herewith do not disclose or make any unauthorized use of such Confidential Information. Sirna shall also have the right to share a mutually-agreed redacted version of this Agreement with a Third Party under confidentiality (pursuant to a written agreement at least as protective of such Confidential Information as the terms set forth in this Section) for the purposes of establishing a collaboration.

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10.4 Should a Party wish to publish (including in a scientific journal or in a press release other than as set forth in Section 10.6), or to publicly announce (including, without limitation, at any “R&D update”, scientific or investor’s conference, or the like), any research, data, know how or results arising under this Agreement or the progress of any Program hereunder, or any other material that contains any such data, know how or results, or the Confidential Information of the other Party, the Party seeking to make such disclosure will submit a copy of the proposed publication, press release (other than as set forth under Section 10.6) or public announcement to the JSC and the other Party at least forty-five (45) days before submitting the publication, press release (other than those set forth in 10.6) or public announcement to a journal or other forum or otherwise disclosing it. The JSC and the reviewing Party may require modifications to the publication (including the deletion of the Confidential Information of the reviewing Party) or a delay for a reasonable duration as necessary to file patent applications or take other necessary measures, prior to any such disclosure.
10.5 Each of GSK and Sirna shall have the right to publish summaries of results and data from any human clinical trials conducted by such Party or conducted by the other Party pursuant to this Agreement, without obtaining the consent of the other Party. The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries as required on the clinical trial registry of each respective Party, and shall provide the other Party via submission to the IP Subcommittee established under Article 2, wherever possible at least forty-five (45) days, but in no event less than thirty (30) days prior notice to review the clinical trials results and data to be published, for the purposes of preparing any necessary patent filings.
10.6 The Parties shall each have the right to issue the press release attached hereto as Exhibit G. Unless required by law, no Party will make any other public announcement relating to the existence of this Agreement or its terms, without at least forty-eight hours prior written notice to the other Party, and the express prior written consent of the other Party, such consent not to be unreasonably withheld.
10.7 Neither Party may use the name or mark of the other Party without prior written consent of the other Party, unless otherwise required by law or governmental authority.
11.	Representations, Warranties and Indemnification
11.1 Each Party represents to the other that as of the Effective Date:
a)	it is duly organized and validly existing under the laws of its state of incorporation and has full authority to enter into this Agreement;
b)	the execution and performance of this Agreement does not conflict with any other agreement, oral or written, to which it is a party;
11.2 Sirna represents that as of the Effective Date:

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a)	it is the [***]* Sirna Patents and has sufficient rights to grant the licenses granted to GSK under Article 4;

b)	no Third Party has any interest in the Sirna Patents and Sirna Know-How that would impair or conflict with the rights and licenses granted hereunder to GSK’s for the use of such Sirna Patents and Sirna Know-How and Joint Patents and Joint Know-How as provided herein;

c)	[***]* that Sirna’s manufacture, use, sale, offer for sale, or import of any Target Compound or Collaboration Compound as contemplated hereunder [***]* patents or other intellectual property right;

d)	neither Sirna nor any of its Affiliates is in material breach or default of any provision or obligation under any of the Third Party License Agreements;

e)	neither Sirna nor any of its Affiliates is [***]* as of the Effective Date which is not included under the Third Party License Agreements and licensed to GSK either exclusively (wherever possible) or non-exclusively (where an exclusive license is contractually prevented) under Article 4, which Sirna or its Affiliate [***]* for the Parties to conduct the Research Collaboration and for the Development of Licensed Products as contemplated hereunder; and

f)	the Sirna Patents are valid and in full force, and are not the subject of any pending or to Sirna’s knowledge threatened interference or opposition proceeding or any infringement or enforcement or other litigation.
In the event that at any time after the Effective Date, Sirna becomes aware that any representation made under this Section 11.2 is no longer accurate, Sirna shall immediately notify GSK in writing and provide the facts and details with respect to such change in status.
In the event of any bankruptcy or insolvency of Sirna, or in the event of any default or material breach by Sirna of the terms of any of the Third Party License Agreements, in any such case as a result of which Sirna would reasonably be expected to no longer have the right to grant to GSK any of the licenses granted under any of the Third Party Agreements, then, in order to preserve GSK’s rights to practice the licenses granted to GSK under Section 4 of this Agreement, Sirna hereby agrees to provide reasonable assistance in the event that GSK and/or its Affiliate desires to obtain contractual privity directly with any party to one of the Third Party License Agreements to establish GSK and/or its Affiliate as a stand-in licensee under any of the Third Party License Agreements such that GSK and/or its Affiliate may continue to practice as a licensee under any of the Third Party License Agreements.
11.3 EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO ANY MATTER WHATSOEVER. ACCORDINGLY, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, INCLUDING (a) THAT ANY SIRNA PATENT OR TECHNOLOGY OR THE PRACTICE THEREOF OR ANY LICENSED PRODUCTS WILL IN THE FUTURE BE FREE FROM CLAIMS OF PATENT INFRINGEMENT, INTERFERENCE OR UNLAWFUL USE OF PROPRIETARY INFORMATION OF ANY PERSON AND (b) OF THE RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE OR MERCHANTABILITY OF THE SIRNA PATENTS OR ANY LICENSED PRODUCTS, OR THEIR FITNESS THEREOF FOR ANY PARTICULAR PURPOSE.
11.4 EXCEPT FOR THOSE CLAIMS OF A THIRD PARTY AS MAY BE PAYABLE PURSUANT TO THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER SIRNA, ON THE ONE HAND, NOR GSK, ON THE OTHER HAND, NOR ANY OF THEIR AFFILIATES, THIRD PARTY LICENSEES OR REPRESENTATIVES WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR ANY OF THEIR THIRD PARTY LICENSEES OR REPRESENTATIVES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. IN ADDITION, THE LIABILITY OF SIRNA TO GSK WITH RESPECT TO THE SUBJECT MATTER OF ARTICLE 8 FOR ANY PRE-CLINICAL RESEARCH SUPPLY (NOT FOR USE IN HUMANS) HEREUNDER (REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT, OR OTHERWISE) WILL BE LIMITED TO THE AGGREGATE AMOUNT PAID BY GSK TO SIRNA FOR THE MANUFACTURE AND SUPPLY BY SIRNA TO GSK OF LEADS, LEAD COMPOUNDS, BACKUP COMPOUNDS, AND COMPOUNDS.
11.5 GSK hereby agrees to indemnify, defend and hold Sirna, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “Sirna Indemnitees”) harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of claims, suits, actions or demands, in each case brought by a third party or judgments arising therefrom (including those arising out of personal injury claims) (each a “Claim”) as a result of (a) activities of GSK, its Affiliates or Third Party Licensees, or any Third Party acting on behalf of or under authorization by GSK in connection with GSK’s Development, manufacture (to the extent GSK or any Third Party acting on behalf of GSK manufactures Target Compounds, Lead Compounds, Backup Compounds or Licensed Products), commercialization, or other use or handling of Target Compounds, Lead Compounds, Backup Compounds and Licensed Products, or (b) a breach of the terms and conditions of this Agreement by GSK or representations and warranties made by GSK in this Agreement; provided, however, that GSK’s obligations pursuant to this Section 11.5 will not apply to the extent such Claims result

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from (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of any of the Sirna Indemnitees or (ii) material breach of the terms and conditions of this Agreement by any of the Sirna Indemnitees.
11.6 Sirna hereby agrees to indemnify, defend and hold GSK, its Affiliates, and their respective directors, officers, employees, agents and their respective successors, heirs and assigns (the “GSK Indemnitees”) harmless from and against any Liabilities arising out of Claims, as a result of (a) activities of Sirna, its Affiliates, or any Third Party acting on behalf of or under authorization by Sirna in connection with Sirna’s performance of its responsibilities and activities under the Research Plan, or the development (where permitted hereunder), manufacture (to the extent Sirna or a Third Party acting on behalf of Sirna manufactures Target Compounds, Lead Compounds, Backup Compounds or Licensed Products hereunder), commercialization (where permitted hereunder), or other use or handling of any Leads, Target Compounds, Lead Compounds, Backup Compounds, or Licensed Products, or (b) a breach of the terms and conditions of this Agreement by Sirna or a breach of any of the representations and warranties made by Sirna in this Agreement; provided, however, that Sirna’s obligations pursuant to this Section 11.6 will not apply to the extent such Claims result from (i) the negligence, recklessness, bad faith, intentional wrongful acts or omissions of any of the GSK Indemnitees or (ii) material breach of the terms and conditions of this Agreement by any of the GSK Indemnitees.
11.7 In the event a Claim is made against a Sirna Indemnitee or GSK Indemnitee, as applicable (each, an “Indemnified Party”) with respect to which it is entitled to indemnification under this Article 11, such Indemnified Party will promptly notify the Party having such indemnification obligation (the “Indemnifying Party”) of such Claim and the facts constituting the basis for the Claim and the Indemnifying Party may, at its option, elect to assume control of the defense of such Claim with counsel reasonably acceptable to such Indemnified Party; provided, however, that (a) the Indemnified Party will be entitled to participate therein (through counsel of its own choosing) at the Indemnified Party’s sole cost and expense, and provided, further, that, if the litigants in any such action include both the Indemnified Party and the Indemnifying Party and reputable legal counsel for the Indemnified Party will have reasonably concluded in a written legal opinion delivered to the Indemnifying Party that, by reason of certain bona fide defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, the interests of the Indemnified Party materially conflict with the interests of the Indemnifying Party such that it would be unethical under applicable rules relating to attorney conflicts of interest for the Indemnifying Party and such Indemnified Party to be represented by the same counsel with respect to such defense, the Indemnified Party will have the right to select a separate counsel and to assume such legal defenses, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as and when incurred and (b) the Indemnifying Party will not settle or compromise any such Claim without the prior written consent of the Indemnified Parties, unless such settlement or compromise consists solely of the payment of money by the Indemnifying Party and includes a general release of the Indemnified Parties from any and all liability with respect thereto. The Indemnified Parties will reasonably cooperate with and provide full information with respect to any Claim for which the Indemnified Parties seek indemnification hereunder.
11.8 Nothing in this Article 11 relieves Sirna of its obligations under Article 9 of this Agreement.

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12.	GENERAL
12.1 Insurance.
          b. Sirna’s Insurance Obligations. Sirna shall maintain, at its cost, with effect from prior to the date of first administration of any Licensed Product for testing in humans by Sirna hereunder and during the Term thereafter, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, in such amounts and on such terms as are customary for reasonably prudent practices in the pharmaceutical industry, for companies of similar size and nature as Sirna, relating to the activities to be conducted by it under this Agreement. [***]*
          c. GSK’s Insurance Obligations. GSK hereby represents and warrants to Sirna that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement.
12.2 Governing Law. This Agreement will be governed by the laws of the State of Delaware.
12.3 Notices. Any notice made pursuant to this Agreement will be effective only if made in writing and delivered to all of the addresses below:

If to Sirna:
1. [***]*	2. [***]*
3. [***]*

If to GSK:
1. [***]*	2. [***]*
3. [***]*
The notice will be effective on the first business day it is delivered, if delivered to the addresses of each Party by hand, electronic facsimile, or overnight courier, or five days after sending if delivered in any other way. A Party may change the delivery addresses by notice to the other Party.
12.4 Entirety of Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior agreements between them. This Agreement may be modified in writing only.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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12.5 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.
12.6 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any terms of this Agreement will not constitute a waiver of the right to assert such terms on any future occasion.
12.7 Disclaimer of Agency. Neither Party is the representative of the other, and neither Party has the authority to bind the other Party to any obligation to any third party.
12.8 Severability. If a court or government agency of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, then that provision will be severed and the remainder of the Agreement will continue in full force and effect. To the extent possible, the Parties will revise such severed provision in a manner that will render it valid.
12.9 Assignment; Binding Agreement. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, or any of its rights and obligations hereunder, without the consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement and the terms and conditions hereof shall be binding upon, and shall inure to the benefit of, the successors, heirs and permitted assigns of the respective Parties.
12.10 Bankruptcy. All rights granted under this Agreement will be considered for purposes of Section 365(n) of 11 U.S.C. (“the Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The Parties agree that each Party will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that either Party seeks or is involuntarily placed under the protection of the Bankruptcy Code, and the trustee in bankruptcy rejects this Agreement, the other Party hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.
12.11 Stock Purchase Agreement. GSK shall purchase Sirna common stock in the total amount of Six Million US Dollars ($6,000,000) at a 25% premium, in accordance with the terms and conditions of the Stock Purchase Agreement to be effective on the Effective Date of this Agreement.
12.12 Dispute Resolution.
(a) Any dispute, controversy or claim (“Dispute”) arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled amicably by the Parties after a good faith discussion to resolve the Dispute by the appropriate officers of the Parties, shall be submitted by either Party to arbitration conducted in accordance with the rules then in effect of JAMS/Endispute. The arbitration shall take place in San Francisco, California if initiated by GSK

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and in Philadelphia, Pennsylvania if initiated by Sirna and shall be conducted by three (3) arbitrators, one of whom shall be designated by each Party, and the third selected by the other two (2) arbitrators, all within the time limits established by the then existing rules of the JAMS/Endispute. If the two (2) designated arbitrators are unable to agree upon a third arbitrator within two (2) months after submission of the matter to arbitration, then JAMS/Endispute shall select such third arbitrator within three (3) months of such original submission. The written decision of the arbitrators shall be final and binding on the Parties and may be enforced in any court having jurisdiction over the Parties or their current assets. The award rendered by the arbitrators shall include the filing fees and arbitrators’ fees in connection with the arbitration. The Parties shall be entitled to discovery as determined by the arbitrators. If the issues in dispute involve scientific or technical matters, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. Notwithstanding the preceding provisions of this Section 12.12, with respect to any breach or threatened breach of this Agreement of Article 9 or 10 hereof, or any other provision where a Party would not be appropriately compensated by the payment of money, a Party has a right to seek injunctive relief from any court of competent jurisdiction to enjoin such breach or threatened breach and/or to seek specific performance, prior to the empaneling of the arbitrators; and after such time, such relief may be granted by the arbitrators, at their discretion.
(b) [***]*.
(c) Notwithstanding the foregoing, any matter which is subject to the decision-making authority of the JSC under Article 2 or Article 3 shall not be subject to review and adjudication by dispute resolution by arbitration under this Section 12.12, except only as expressly stated under Section 3.4(c) or for a Dispute pertaining to the achievement of any milestone event under Section 5.3.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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The Parties hereby execute this Agreement by entering the signatures below of their respective duly authorized officers:

Glaxo Group Limited		Sirna Therapeutics, Inc.

By:	/s/ Richard Stephens	By:	/s/ Howard W. Robin

Name:	Richard Stephens	Name:	Howard W. Robin

Title:	Assistant Company Secretary	Title:	President & CEO

SmithKline Beecham Corporation,
doing business as GlaxoSmithKline

By:	/s/ Donald F. Parman

Name:	Donald F. Parman

Title:	Vice President and Secretary

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Exhibit A
Model Program of Work for
a Single Collaboration Target
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 1
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B-1
Lead Compound Criteria
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B-2
Lead Criteria
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C
Sirna Patents
Select Sirna Patents and Patent Applications
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit D
Third Party License Agreements
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit E
Target Selection Form
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit F
Internal Sirna Committed Targets
[***]*

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit G
PRESS RELEASE
Issued – April 3rd 2006, London, UK, Philadelphia, US and San Francisco, CA.
GlaxoSmithKline and Sirna Therapeutics Announce Major Alliance in RNAi — Based
Therapeutics for Respiratory Disease
GlaxoSmithKline (NYSE: GSK) and Sirna Therapeutics, Inc. (Nasdaq: RNAi) today announced that they are forming an exclusive multi-year strategic alliance focused on discovery, development and commercialization of novel RNA interference (RNAi)-based therapeutics for respiratory diseases. The alliance combines Sirna’s extensive expertise in short interfering RNA (siRNA) chemistry and biology with GSK’s industry leading capabilities in the development and commercialisation of novel therapies for respiratory diseases.
Sirna will receive an initial payment of $12 million, made up as cash and purchase of Sirna common stock, priced at $ 8.36 per share. Under the agreement, Sirna may also receive milestone payments in excess of $700 million for collaboration and clinical development events, as well as royalties on worldwide sales of products which successfully result from the alliance. In addition, Sirna will be eligible to receive contract manufacturing revenues.
“By combining GSK’s pulmonary drug delivery expertise with Sirna’s advanced application of RNAi technology, this alliance will expedite the development of novel therapeutics with potential use in a number of respiratory diseases such as asthma and COPD,” said Dr. Garth Rapeport, Senior Vice President, Respiratory & Inflammation CEDD, at GSK. “We recognise Sirna’s leadership in the area of RNAi-based therapeutics and hope for the potential benefits this research will bring to patients.”
Under the terms of the agreement, Sirna will provide GSK optimised and formulated siRNAs against Sirna and GSK targets. GSK will assume all responsibility for the further preclinical and clinical development of these compounds as well as worldwide commercialisation of products resulting from the alliance.
“This collaboration is an extraordinary opportunity for us to work with GSK, the world’s second largest pharmaceutical company, to develop important new medicines to treat patients with serious respiratory diseases,” stated Howard W. Robin, President and CEO of Sirna Therapeutics. “With this collaboration, Sirna continues to successfully execute our strategy to ally selected therapeutic programmes or drug targets with pharmaceutical companies that lead the industry in their respective markets.”

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Sirna will conduct a live audio webcast conference call to discuss this alliance on April 3, 2006 at 8:30 am ET. To participate over the Internet, go to www.sirna.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary audio software. To access the live telephonic broadcast, domestic callers should dial (877) 502-9272; international callers may dial (913) 981-5581.
An audio webcast replay will be available on Sirna’s web site, www.sirna.com, for 30 days. Additionally, a telephonic replay of the call will be maintained through midnight, Monday, April 17, 2006. To access the replay, please dial (888) 203-1112 from the U.S. or (719) 457-0820 when calling internationally, using confirmation code 8943556.
About GSK
GlaxoSmithKline – one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer.
About Sirna Therapeutics
Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington’s disease, diabetes and oncology. Sirna Therapeutics completed its Phase 1 clinical trial for Sirna-027 in AMD in 2005 and with its strategic partner, Allergan, Inc., will move Sirna-027 into Phase 2 clinical trials in 2006. Sirna has selected a clinical compound for hepatitis C virus, Sirna-034, which the Company plans to bring into Phase 1 clinical trials by the end of 2006. Sirna has established an exclusive multi-year strategic alliance with GlaxoSmithKline for the development of siRNA compounds for the treatment of respiratory diseases. Sirna has a leading intellectual property portfolio in RNAi covering over 250 mammalian gene and viral targets and over 175 issued or pending patents covering other major aspects of RNAi technology. More information on Sirna Therapeutics is available on the Company’s web site at http://www.sirna.com.
About RNA interference
RNA interference (RNAi) is a natural, selective process for turning off genes. RNAi is triggered by short interfering RNA (siRNA) molecules that engage a group of cellular proteins, known as RISC (RNA induced silencing complex). The RISC guides the siRNA to its target messenger RNA (mRNA, the messenger between DNA and proteins) by complementary base pairing for the targeted break-up of the mRNA thus halting protein expression or viral replication. The RISC-siRNA-complex binds and cleaves multiple mRNA molecules in a catalytic fashion.

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GSK Enquiries:

UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Chris Hunter-Ward	(020) 8047 5502
	Alice Hunt	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(215) 751 7709
	Mary Anne Rhyne	(919) 483 2839
	Patricia Seif	(215) 751 7709

European Analyst/Investor enquiries:	Duncan Learmouth	(020) 8047 5540
	Anita Kidgell	(020) 8047 5542
	Jen Hill	(020) 8047 5543
	David Mawdsley	(020) 8047 5564

US Analyst/ Investor enquiries:	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419

Sirna Therapeutics Inc:
Media enquiries:	Rebecca Galler Robison	(303) 449 6500

McKinney Chicago
Media enquiries:	Alan Zachary	(312) 944 6784 x316
GSK Cautionary statement regarding forward-looking statements
Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this [Announcement], are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the Operating and Financial Review and Prospects in the company’s Annual Report on Form 20-F for 2005.
SIRNA Safe Harbor Statement
Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties. For example, most drug candidates do not become approved drugs. Sirna currently does not have any clinical drug candidates for the treatment of respiratory diseases. Sirna’s ability to obtain milestone and royalty payments in its partnerships requires advancing programs that are still at a relatively early stage, are highly contingent upon future successes, and are subject to significant risks and unknowns. Additional risks and uncertainties include Sirna’s early

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stage of development and short operating history, Sirna’s history and expectation of losses and need to raise capital, the rate at which Sirna uses cash, the timing of receipt of development milestone payments from collaborating partners, Sirna’s need to obtain clinical validation and regulatory approval for products, Sirna’s need to obtain and protect intellectual property, risk of third-party patent infringement claims, Sirna’s need to attract and retain qualified personnel, Sirna’s need to engage collaborators, availability of materials for product manufacturing, the highly competitive nature of the pharmaceutical market, the limited trading volume and history of volatility of Sirna’s common stock, Sirna’s concentration of stock ownership, and risks from relocating Sirna headquarters. These and additional risk factors are identified in Sirna’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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